UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Rule 14a-12

DEVELOPERS DIVERSIFIED REALTY CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the Annual Meeting of Shareholders of Developers Diversified Realty Corporation, an Ohio corporation, which we refer to as the company, will be held at the company’s corporate headquarters, 3300 Enterprise Parkway, Beachwood, Ohio 44122, on May 11, 2010, at 9:00 a.m., local time, for the following purposes:

1. To elect the following twelve directors, each to serve until the next annual meeting of shareholders and until a successor has been duly elected and qualified: Terrance R. Ahern, James C. Boland, Thomas Finne, Robert H. Gidel, Daniel B. Hurwitz, Volker Kraft, Victor B. MacFarlane, Craig Macnab, Scott D. Roulston, Barry A. Sholem, William B. Summers, Jr. and Scott A. Wolstein;

2. To ratify the selection of PricewaterhouseCoopers LLP as the company’s independent accountants for the company’s fiscal year ending December 31, 2010; and

3. To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 15, 2010 will be entitled to notice of and to vote at the Annual Meeting or any adjournment of the Annual Meeting. Shareholders are urged to complete, date and sign the enclosed proxy card and return it in the enclosed envelope or vote their shares by telephone or over the Internet as described in the attached proxy statement.

By order of the Board of Directors,

Joan U. Allgood
Secretary

Dated: April 9, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 11, 2010

The Proxy Statement, Annual Report to Shareholders and Proxy Card are available free of charge at www.proxydocs.com/ddr.

Page

About the Meeting	1
Security Ownership of Certain Beneficial Owners and Management	4
Proposal One: Election of the Following Twelve Directors, Each To Serve Until the Next Annual Meeting of Shareholders and Until a Successor Has Been Duly Elected and Qualified: Terrance R. Ahern, James C. Boland, Thomas Finne, Robert H. Gidel, Daniel B. Hurwitz, Volker Kraft, Victor B. MacFarlane, Craig Macnab, Scott D. Roulston, Barry A. Sholem, William B. Summers, Jr. and Scott A. Wolstein	7
Executive Compensation	20
Certain Transactions	57
Section 16(a) Beneficial Ownership Reporting Compliance	58
Proposal Two: Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Accountants for Our Fiscal Year Ending December 31, 2010	59
Shareholder Proposals for 2011 Annual Meeting	60
Householding	60
Other Matters	61

DEVELOPERS DIVERSIFIED REALTY CORPORATION

PROXY STATEMENT

ABOUT THE MEETING

Why did you send me this proxy statement?

Developers Diversified Realty Corporation, which is referred to as the “company,” “we,” “our” or “us,” sent you this proxy statement and the enclosed proxy card because our Board of Directors, which we refer to as our Board, is soliciting your proxy to vote at our 2010 Annual Meeting of Shareholders, which we refer to as the Annual Meeting. This proxy statement summarizes information you need to know in order to vote at the Annual Meeting. The Annual Meeting will be held at our corporate headquarters, 3300 Enterprise Parkway, Beachwood, Ohio 44122, on May 11, 2010, at 9:00 a.m., local time. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote by telephone, over the Internet or by completing and mailing the enclosed proxy card.

We will begin mailing this proxy statement, the attached Notice of Annual Meeting of Shareholders and the enclosed proxy card on or about April 9, 2010 to all shareholders entitled to vote. Shareholders who owned our common shares at the close of business on March 15, 2010, the record date for the Annual Meeting, are entitled to vote. On the record date, there were approximately 250,072,465 common shares outstanding. We are also enclosing our 2009 annual report to shareholders, which includes our financial statements, with this proxy statement.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board. We will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, certain of our employees may solicit proxies by telephone, facsimile or email. Those employees will not receive any additional compensation for their participation in the solicitation. We retained Georgeson, Inc., at an estimated cost of $10,500, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

How many votes do I have?

You are entitled to one vote for each of our common shares that you owned on the record date. The enclosed proxy card indicates the number of shares that you owned on the record date.

If written notice is given by any shareholder to our President, any Vice President or the Secretary at least 48 hours before the Annual Meeting that the shareholder desires that cumulative voting be used for the election of directors, and if an announcement of the giving of that notice is made when the Annual Meeting is convened by the Executive Chairman of the Board, the President or the Secretary or by or on behalf of the shareholder giving such notice, then each shareholder will have the right to cumulate the voting power that the shareholder possesses in the election of directors. This means that each shareholder will be able to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of common shares owned by such shareholder, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the shareholder may elect.

If voting for the election of directors is cumulative, the persons named in the enclosed proxy card will vote the common shares represented by proxies given to them in such manner so as to elect as many of the nominees named in this proxy statement as possible.

How do I vote by proxy?

Shareholders may vote either by completing, properly signing and returning the accompanying proxy card via mail, by telephone or over the Internet, or by attending and voting at the Annual Meeting. If you properly complete and timely return your proxy card or properly and timely follow the telephone or Internet voting instructions described below, your proxy (meaning one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign and return the proxy card but do not indicate specific choices as to your vote, your proxy will vote your shares as recommended by our Board: (i) to elect Terrance R. Ahern, James C. Boland, Thomas Finne, Robert H. Gidel, Daniel B. Hurwitz, Volker Kraft, Victor B. MacFarlane, Craig Macnab, Scott D. Roulston, Barry A. Sholem, William B. Summers, Jr. and Scott A. Wolstein as directors, and (ii) to ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for our fiscal year ending December 31, 2010.

Shareholders of record may vote by calling 1-866-540-5760 or over the Internet by accessing the following website: www.proxyvoting.com/ddr. Voting instructions, including your shareholder account number and personal proxy control number, are contained on the accompanying proxy card. Those shareholders of record who choose to vote by telephone or over the Internet must do so by not later than 11:59 p.m., eastern time, on May 10, 2010.

A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the proxy card from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by 11:59 p.m., eastern time, on May 10, 2010.

If any other matter is presented at the Annual Meeting, your proxy will vote your shares in accordance with his or her best judgment. As of the date of this proxy statement, we are not aware of any matter to be acted on at the Annual Meeting other than those matters described in this proxy statement.

May I revoke my proxy?

You may revoke your proxy at any time before it is exercised by giving written notice to us at our principal executive offices located at 3300 Enterprise Parkway, Beachwood, Ohio 44122, by submitting to us a duly executed proxy card bearing a later date or by giving us notice in open meeting. It is important to note that your presence at the Annual Meeting, without any further action on your part, will not revoke your previously granted proxy.

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the aggregate number of common shares outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxy cards that we receive marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

Proposal One: Election of the Following Twelve Directors, Each To Serve Until the Next Annual Meeting of Shareholders and Until a Successor Has Been Duly Elected and Qualified: Terrance R. Ahern, James C. Boland, Thomas Finne, Robert H. Gidel, Daniel B. Hurwitz, Volker Kraft, Victor B. MacFarlane, Craig Macnab, Scott D. Roulston, Barry A. Sholem, William B. Summers, Jr. and Scott A. Wolstein
To be elected, directors must receive a majority of the votes cast (the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee). Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Two: Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Accountants for Our Fiscal Year Ending December 31, 2010	Although our independent registered public accounting firm may be selected by the Audit Committee of our Board without shareholder approval, the Audit Committee will consider the affirmative vote of the holders of a majority our common shares having voting power present at the Annual Meeting in person or by proxy and entitled to vote on the proposal to be a ratification by the shareholders of the selection of PricewaterhouseCoopers LLP as our independent accountants. Broker non-votes will have no effect on the outcome of Proposal Two, but abstentions will have the same effect as a vote against Proposal Two.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 24, 2010, except as otherwise disclosed in the notes below, by (i) each person who is known by us to own beneficially more than 5% of our outstanding common shares based on a review of filings with the Securities and Exchange Commission, or SEC, (ii) our directors, (iii) our named executive officers and (iv) our executive officers and directors as a group. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

	Amount and Nature of
	Beneficial Ownership of		Percentage
	Common Shares		Ownership

The Otto Family c/o Dennis O. Garris Alston & Bird LLP 950 F Street, N.W. Washington, DC 20004-1404	60,681,822	(1)	23.3%
Cohen & Steers, Inc. 280 Park Avenue, 10th Floor New York, New York 10017	33,623,100	(2)	13.4%
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	24,744,085	(3)	9.9%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	12,899,908	(4)	5.2%
Scott A. Wolstein	1,656,998	(5)	*
Daniel B. Hurwitz	520,965	(6)(7)	*
Terrance R. Ahern	762,867	(7)(8)(9)	*
James C. Boland	6,898		*
Timothy J. Bruce	54,351	(10)	*
Thomas Finne	6,091		*
Paul W. Freddo	155,360	(11)	*
Robert H. Gidel	84,399	(12)	*
Volker Kraft	42,168		*
Victor B. MacFarlane	12,500	(7)(8)(13)	*
Craig Macnab	122,366	(7)(8)(14)	*
David J. Oakes	501,828	(7)(15)	*
Scott D. Roulston	18,040	(8)(16)	*
William H. Schafer	163,642	(17)(18)	*
Barry A. Sholem	71,346	(19)	*
William B. Summers, Jr.	25,333		*
All Current Executive Officers and Directors as a Group (19 persons)	4,737,236	(20)	1.9%

*	Less than 1%

(1)	Information for common shares owned as of February 12, 2010, is based on a report on Schedule 13D/A filed with the SEC on February 16, 2010 by Alexander Otto, an individual. The report stated that Alexander Otto and certain members of his family may be deemed to form a group for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act. According to the information provided in the report, Alexander Otto is the beneficial owner of 39,674,485 common shares. Alexander Otto has sole voting and sole dispositive power over each of these common shares. Also according to the report, Katharina Otto-Bernstein is the beneficial owner of 15,755,505 common shares. Katharina Otto-Bernstein has sole voting and sole dispositive power over each of these common shares. The report indicates Dr. Michael Otto is the beneficial owner of 5,251,832 common shares. Dr. Michael Otto has sole voting and sole dispositive power over 2,625,916 of these common shares. Dr. Michael Otto shares voting and dispositive power over 2,625,916 of these common shares with Janina Vater through power of attorney, granted to Dr. Michael Otto by Janina Vater. According to the information provided in the report, Janina Vater is the beneficial owner of 2,625,916 common shares. Janina Vater shares voting and dispositive power over these common shares with Dr. Michael Otto through power of attorney, granted by Janina Vater to Dr. Michael Otto. The report indicates that the 60,681,822 common shares set forth in the table above includes 10,000,000 common shares issuable upon the exercise of warrants.

(2)	Information for common shares owned as of December 31, 2009, is based on a report on Schedule 13G/A filed with the SEC on February 12, 2010 by Cohen & Steers, Inc., a parent holding company, and related parties. The report indicated that Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, and that Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. together hold a 100% interest in Cohen & Steers Europe S.A., which is also an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. According to the report, Cohen & Steers, Inc. is the beneficial owner of, and has sole dispositive power over, 33,623,100 common shares and has sole voting power over 27,810,140 of these common shares. The report indicates that Cohen & Steers Capital Management, Inc. is the beneficial owner of, and has sole dispositive power over, 32,872,099 common shares and sole voting power over 27,570,062 of these common shares. The report indicates that Cohen & Steers Europe S.A. is the beneficial owner of, and has sole dispositive power over, 751,001 common shares and sole voting power over 240,078 of these common shares.

(3)	Information for common shares owned as of December 31, 2009, is based on a report on Schedule 13G/A filed with the SEC on February 16, 2010 by FMR LLC, a parent holding company, and Edward C. Johnson 3d, an individual. The report indicated that members of Mr. Johnson’s family may be deemed to form a controlling group with respect to FMR LLC under the Investment Company Act of 1940. According to the information provided in the report, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 19,125,481 common shares. FMR LLC and Mr. Johnson each has sole dispositive power with respect to these 19,125,481 common shares. Also according to the report, Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 336,854 common shares. FMR LLC and Mr. Johnson each has sole dispositive power with respect to and sole voting power over these common shares. The report indicates that Pyramis Global Advisors Trust Company, an indirect-wholly owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Exchange Act is the beneficial owner of 1,214,462 common shares. FMR LLC and Mr. Johnson each has sole dispositive power with respect to and sole voting power over these common shares. According to the information provided in the report, FIL Limited, a qualified institution under Rule 13d-1(b)(1)(ii) under the Exchange Act, is the beneficial owner of 4,067,288 common shares. Partnerships controlled by Mr. Johnson’s family, or trusts for their benefit, own common shares of FIL Limited voting stock with the right to cast approximately 47% of the total votes that may be cast. FMR LLC and FIL Limited are separate and independent corporate entities and their Boards of Directors are generally composed of different individuals. FMR LLC and FIL Limited disclaimed beneficial ownership in the report indicating that they believe that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 under the Exchange Act. FMR LLC reported that the filing was on a voluntary basis as if all of the common shares were beneficially owned by FMR LLC and FIL Limited on a joint basis. They reported that FIL Limited has sole dispositive power over 4,067,288 common shares and has sole power to vote 4,033,466 common shares and power to vote or direct the voting of 33,822 common shares.

(4)	Information for common shares owned as of December 31, 2009, is based on a report on Schedule 13G/A filed with the SEC on February 5, 2010 by The Vanguard Group, Inc. According to the information provided in the report, The Vanguard Group Inc. has sole voting power over 240,741 common shares, sole dispositive power over 12,659,167 common shares and shared dispositive power over 240,741 common shares. Pursuant to the instructions of Item 7 of Schedule 13G, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of and directs the voting over 240,741 common shares as a result of its serving as investment manager of collective trust accounts.

(5)	Includes 431,789 common shares subject to options exercisable on or prior to April 25, 2010. This number also includes 700,000 common shares pledged as security by Mr. Wolstein.

(6)	Includes 204,394 common shares subject to options exercisable on or prior to April 25, 2010.

(7)	Does not include 202,187, 1,029, 1,029, 695 and 131,478 stock units credited to the accounts of Messrs. Hurwitz, Ahern, MacFarlane, Macnab and Oakes, respectively, with respect to restricted common shares that would have vested pursuant to their terms, and 180,000 and 60,000 stock units to be credited to the accounts of Messrs. Hurwitz and Oakes, respectively, with respect to restricted common shares that have not yet vested, as a result of the election by such individuals to defer the vesting of restricted common shares pursuant to our equity deferred compensation plan. The stock units represent the right to receive common shares at the end of the deferral period, but do not confer current dispositive or voting control of any common shares.

(8)	Does not include 73,269, 49,819, 17,621 and 11,335 stock units credited to the accounts of Messrs. Ahern, MacFarlane, Macnab and Roulston pursuant to our directors’ deferred compensation plan. Each unit is the economic equivalent of one common share, but does not confer current dispositive or voting control of any common shares.

(9)	Includes 5,000 common shares subject to options exercisable on or prior to April 25, 2010.

(10)	Beneficial ownership information for Mr. Bruce is provided as of October 27, 2009, the effective date of his departure, based on his Form 4 filing with the SEC on July 24, 2009 and the expiration of all of his unexercised options in January 2010.

(11)	Includes 37,048 common shares subject to options exercisable on or prior to April 25, 2010.

(12)	Includes 84,399 common shares owned by a partnership in which Mr. Gidel and his wife each has a one-half interest.

(13)	Includes 10,000 common shares subject to options exercisable on or prior to April 25, 2010.

(14)	Includes 92,401 common shares as to which Mr. Macnab shares voting and dispositive power with his wife. This number also includes 92,401 common shares pledged as security by Mr. Macnab.

(15)	Includes 386,728 common shares subject to options exercisable on or prior to April 25, 2010.

(16)	Includes 3,541 common shares held in an individual retirement account.

(17)	Beneficial ownership information for Mr. Schafer is provided as of February 15, 2010, the effective date of his departure.

(18)	Includes 96,273 common shares subject to options exercisable on or prior to April 25, 2010. This number also includes 47,405 common shares pledged as security by Mr. Schafer.

(19)	Includes 5,000 common shares subject to options exercisable on or prior to April 25, 2010.

(20)	Includes 346,405 common shares subject to options exercisable on or prior to April 25, 2010 owned by executive officers not named in the table and 32,972 common shares pledged as security by executive officers not named in the table, in addition to the information set forth in the footnotes above regarding each individual director’s and executive officer’s holdings. Does not include 12,396 stock units credited to the accounts of other executive officers not named in the table pursuant to our equity deferred compensation plan.

PROPOSAL ONE: ELECTION OF THE FOLLOWING TWELVE DIRECTORS, EACH TO SERVE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS AND UNTIL A SUCCESSOR HAS BEEN DULY ELECTED AND QUALIFIED: TERRANCE R. AHERN, JAMES C. BOLAND, THOMAS FINNE, ROBERT H. GIDEL, DANIEL B. HURWITZ, VOLKER KRAFT, VICTOR B. MACFARLANE, CRAIG MACNAB, SCOTT D. ROULSTON, BARRY A. SHOLEM, WILLIAM B. SUMMERS, JR. AND SCOTT A. WOLSTEIN

At the Annual Meeting, unless you specify otherwise, the common shares represented by your proxy will be voted to elect the following twelve directors nominated herein to serve until the next annual meeting of shareholders and until a successor has been duly elected and qualified: Terrance R. Ahern, James C. Boland, Thomas Finne, Robert H. Gidel, Daniel B. Hurwitz, Volker Kraft, Victor B. MacFarlane, Craig Macnab, Scott D. Roulston, Barry A. Sholem, William B. Summers, Jr. and Scott A. Wolstein.

A majority vote standard applies in uncontested elections and a plurality vote standard applies in contested elections. An election is contested when the number of nominees for election as a director exceeds the number of directors to be elected. Under a majority vote standard, each vote is specifically counted “for” or “against” the director’s election. An affirmative majority of the total number of votes cast “for” or “against” a director nominee will be required for election. Shareholders are entitled to abstain with respect to the election of a director. Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

If written notice is given by any shareholder to our President, any Vice President or the Secretary at least 48 hours before the Annual Meeting that the shareholder desires that cumulative voting be used for the election of directors, and if an announcement of the giving of that notice is made when the Annual Meeting is convened by the Executive Chairman of the Board, the President or the Secretary or by or on behalf of the shareholder giving that notice, then each shareholder will have the right to cumulate the voting power that the shareholder possesses in the election of directors. This means that each shareholder will be able to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of common shares owned by such shareholder, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the shareholder may elect.

If voting for the election of directors is cumulative, the persons named in the enclosed proxy card will vote the common shares represented by proxies given to them in such manner so as to elect as many of the nominees as possible.

If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), then our Board intends that proxies will be voted for the election of a substitute nominee designated by our Board as recommended by the Nominating and Corporate Governance Committee. The following information is furnished with respect to each person nominated for election as a director.

Nominees for Election at the Annual Meeting

Period of
Service as
Name and Age	Principal Occupation	Director

Terrance R. Ahern 54	Co-Founder and Principal, The Townsend Group (institutional real estate consulting)	5/00-Present
James C. Boland 70	Former President and Chief Executive Officer of Cavs/Gund Arena Company and Former Vice Chairman of Cavaliers Operating Company, LLC	9/09-Present
Thomas Finne 51	Managing Director, KG CURA Vermögensverwaltung GmbH & Co. (commercial real estate company, Hamburg, Germany)	9/09-Present
Robert H. Gidel 58	Managing Member, Liberty Partners, LP (real estate investments)	5/00-Present
Daniel B. Hurwitz 46	Our President and Chief Executive Officer	5/02-5/04, 6/09-Present
Volker Kraft 37	Director, ECE Projektmanagement International G.m.b.H. & Co. KG (commercial real estate)	5/09-Present
Victor B. MacFarlane 58	Managing Principal, Chairman and Chief Executive Officer, MacFarlane Partners (real estate investments)	5/02-Present
Craig Macnab 54	Chief Executive Officer, National Retail Properties (real estate investment trust)	3/03-Present
Scott D. Roulston 52	Chief Executive Officer, Fairport Asset Management, LLC (investment advisor)	5/04-Present
Barry A. Sholem 54	Partner, MSD Capital, L.P. (family investment office)	5/98-Present
William B. Summers, Jr. 59	Retired	5/04-Present
Scott A. Wolstein 57	Our Executive Chairman of the Board	11/92-Present

Terrance R. Ahern is a Co-Founder and Principal of The Townsend Group, an institutional real asset advisory firm formed in 1986. Townsend consults or advises domestic and offshore public and private pension plans, endowments and foundations, sovereign wealth funds and multi-manager funds. Mr. Ahern is a past member of the Board of Directors of the Pension Real Estate Association, or PREA, and the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. Prior to founding The Townsend Group, Mr. Ahern was engaged in the private practice of law.

With his years of experience managing a firm whose core skill is analyzing real estate companies and real estate investment opportunities, Mr. Ahern brings valuable insight into the real estate markets in which we operate. In addition, through his past experience on the boards of some of the most influential organizations in the real estate industry, he has amassed an expansive knowledge of the opportunities, challenges and risks that face real estate companies, as well as the functions of a board of directors.

James C. Boland served as President and Chief Executive Officer of Cavs/Gund Arena Company, the Cleveland Cavaliers professional basketball team and Gund Arena, from January 1998 to January 2003 and Vice Chairman of the Cavaliers Operating Company, LLC (formerly known as Cavs/Gund Arena Company) from January 2003 to June 2007. Prior to his time with the Cavaliers, Mr. Boland was a partner of Ernst & Young LLP for 22 years serving in various roles including Vice Chairman and Regional Managing Partner as well as a member of the firm’s Management Committee from 1988 to 1996 and as Vice Chairman of National Accounts from 1997 to his retirement from the firm in 1998. Mr. Boland is also a Director of The Sherwin-Williams Company, The Goodyear Tire & Rubber Company and Invacare Corporation, and was a Director, from 2004 to 2005, of International Steel Group. He is also a Trustee of Bluecoats, Inc. and The Harvard Business School Club of Cleveland.

As a partner and member of the management committee of a major accounting firm for over 20 years, Mr. Boland has worked with hundreds of public and private companies and has a thorough understanding of complex accounting and auditing matters. Furthermore, his service on several public and private company boards of directors provides exposure to diverse industries with unique challenges enabling him to make significant contributions to our Board, particularly in the areas of risk assessment, corporate governance and executive compensation.

Thomas Finne is the Managing Director of KG CURA Vermögensverwaltung GmbH & Co., a commercial real estate company located in Hamburg, Germany, that manages assets in North America and Europe. Prior to joining KG CURA Vermögensverwaltung GmbH & Co. in 1992, Dr. Finne was responsible for controlling, budgeting, accounting and finance for Bernhard Schulte KG, a ship owner and ship manager located in Hamburg, Germany. He is currently serving as a Director of C.J. VOGEL Aktiengesellschaft für Beteiligungen. Dr. Finne graduated with an undergraduate degree in business administration and received his doctorate from the International Tax Institute at the University of Hamburg.

Dr. Finne’s experience in international commercial real estate enables him to contribute an international perspective on the issues impacting a real estate company facing today’s challenges and opportunities. His service on the boards of directors of several international real estate companies further provides him with business modeling experience and an appreciable awareness of the most effective and essential functions of a board of directors.

Robert H. Gidel has been the Managing Member of Liberty Partners, LP, a partnership that invests in both private and publicly traded real estate and finance focused operating companies, since 1998. Mr. Gidel was President of Ginn Development Company, LLC, one of the largest privately held developers of resort communities and private clubs in the Southeast, from July 2007 until April 2009. Mr. Gidel was Chairman of the Board of Directors of LNR Property Holdings, a private multi-asset real estate company, from 2005 until 2007. Until January 2007, he was a member of the Board of Directors and lead director of Global Signal Inc., a real estate investment trust, which we refer to as a REIT. He has been a trustee of Fortress Registered Investment Trust and a director of Fortress Investment Fund II, LLC since 1999, both of which are registered investment companies. From 1998 until 2005, Mr. Gidel was the independent member of the investment committee of the Lone Star Funds I, II, III, IV and V. Mr. Gidel was also a member of the Board of Directors of U.S. Restaurant Properties, Inc. until 2005 and a member of the Board of Directors of American Industrial Properties REIT until 2001.

Through his leadership of two public REITs and five private REITs, as well as his service on the board of directors of several public REITs, Mr. Gidel provides our Board with extensive knowledge of the real estate industry, the development and implementation of corporate strategies, risk assessment, corporate finance and governance matters. His experience as a senior manager of several real estate companies enables him to make significant contributions to our Board.

Daniel B. Hurwitz was appointed as our President and Chief Executive Officer in January 2010. Mr. Hurwitz served as our President and Chief Operating Officer from May 2007 to January 2010, as our Senior Executive Vice President and Chief Investment Officer from May 2005 through May 2007 and as an Executive Vice President from June 1999 through April 2005. He was previously a member of our Board from May 2002 to May 2004. Prior to joining us, Mr. Hurwitz served as Senior Vice President and Director of Real Estate and Development for Boscov’s Department Store, Inc., a privately held department store chain. Prior to Boscov’s, Mr. Hurwitz served as Development Director for The Shopco Group, a New York City-based developer and acquirer of regional and super regional shopping malls. Mr. Hurwitz is a graduate of Colgate University and the Wharton School of Business Executive Management Program at the University of Pennsylvania. Mr. Hurwitz is a member of the Board of Trustees of U-Store-It Trust; a director of Macquarie DDR Trust; a member of the Developers Diversified/Sonae Sierra Brasil advisory committee that oversees all venture activities in Brazil; a member of ICSC, a member of the ICSC Board of Trustees, co-chair of ICSC’s open-air centers committee and a member of the ICSC Political Action Committee. He is also a member of ULI and serves as Vice Chairman of the CRC Blue Council. In addition, he is a member of the Samuel Zell and Robert Lurie Real Estate Center at The Wharton School, University of Pennsylvania where he serves in the Career Mentor Program. Additionally, Mr. Hurwitz is a member of the Colgate University Board of Trustees; a member of the Board of Trustees of Hawken School; and a member of the Leadership Board for the Neurological Institute at the Cleveland Clinic. He has also served as a member of the Board of Regents for the University System of Ohio and the Board of Directors of the Colgate University Alumni Corporation, Colgate University Maroon Council, Boscov’s Department Store, Inc., The Network, Applewood Centers and the Cleveland Children’s Museum.

During his 11 years of service to the company and as our President and Chief Executive Officer, Mr. Hurwitz has a comprehensive knowledge of the critical internal and external challenges facing the company and the real estate industry as a whole. His leadership within the company, his prior experience as a member of senior management of companies in the retail industry and his current role as a member of the Board of Trustees of U-Store-It Trust, for which he serves as a member of the audit committee and chairman of the executive compensation committee, make him an invaluable member of our Board. Mr. Hurwitz is also very active in many cultural, charitable and academic institutions, which provide an important diversity of perspective and link between our Board, the company and the community.

Volker Kraft is a Director of ECE Projektmanagement International G.m.b.H. & Co. KG, which we refer to as ECE International, a fully integrated international developer, owner and manager of shopping centers based in Hamburg, Germany, where he is responsible for commercial real estate project management in Central and Eastern Europe. Dr. Kraft is also a Managing Director of ECE Investment International, G.m.b.H., with responsibility for the development of an institutional real estate fund management platform in Europe. Prior to joining ECE International in 2008, Dr. Kraft was a Director of Allianz Capital Partners GmbH, a private equity firm located in Munich, Germany, where he was a member of the management team and the internal investment committee from 2001. During that time, Dr. Kraft served as a member of the Advisory Board and Shareholders’ Committee of Bartec GmbH, Bad Mergentheim, an electronic components company, and as a member of the Supervisory Board of Scandlines AG, Rostock, a ferry services company.

As a member of the board of directors of a major international retail real estate developer and as a manager of a leading German private equity company, Dr. Kraft brings to our Board the knowledge of the retail real estate industry on a global basis, corporate finance, corporate transactions and strategic planning. In addition, as a member of the supervisory boards of several international companies in various industries, Dr. Kraft contributes to our Board by drawing upon his extensive experience with corporate governance, leadership and risk management.

Victor B. MacFarlane is Managing Principal, Chairman and Chief Executive Officer of MacFarlane Partners, which he founded in 1987 to provide real estate investment management services to institutional investors. Mr. MacFarlane has more than 30 years of real estate experience. He sits on the Board of Directors of each of the Robert Toigo Foundation, the Real Estate Executive Council and the Initiative for a Competitive Inner City. He also serves on the Board of Advisors for UCLA School of Law and the board facilities committee of Stanford Hospital & Clinics. He is a member and trustee of ULI; a member and former director of PREA; and a member of ICSC, the Chief Executives Organization and the World Presidents’ Organization.

Mr. MacFarlane brings to our Board over two decades of experience as a chief executive officer of a real estate advisory firm and over 30 years of experience in the areas of real estate investment, corporate finance, portfolio management and risk management. His extensive managerial experience as well as his knowledge of the real estate and private capital industries provide our Board with an expansive view on issues impacting the company and our corporate strategy.

Craig Macnab has served as the Chief Executive Officer and a Director of National Retail Properties, a publicly traded REIT, since February 2004 and as Chairman of the Board since February 2008. Mr. Macnab was the Chief Executive Officer, President and a Director of JDN Realty Corporation from 2000 to 2003, when we acquired JDN Realty Corporation. Mr. Macnab is a director of Eclipsys Corporation, a provider of clinical and financial software to the healthcare industry. In addition, Mr. Macnab was a director of Per-Se Technologies, Inc., now McKesson Corporation, from 2002 to 2007.

As the current chief executive officer and director of a public company, as well as the former president, chief executive officer and director of a publicly held developer, owner and manager of shopping centers, Mr. Macnab has direct experience with the significant managerial matters arising from the business and financial issues pertaining to the company, particularly in the areas of corporate finance, capital markets and strategic planning. His current and former service on the board of directors of several public companies has provided him with a comprehensive understanding of corporate governance issues facing a public company and its board of directors.

Scott D. Roulston has been the Chief Executive Officer of Fairport Asset Management, LLC, a registered investment advisor providing investment management and wealth management services and an affiliate of Wealth Trust LLC, since December 2007. From 2004 to 2007, he was Managing Partner and Director of Fairport Asset Management, LLC, and from 2001 to 2004, he was its Chief Executive Officer. From 1990 until 2001, Mr. Roulston was the President and Chief Executive Officer of Roulston & Company, until it merged with The Hickory Group in 2001 to form Fairport Asset Management, LLC.

In addition to his past experience on the board of directors of both public and private companies, including on the audit committee of a public company, Mr. Roulston contributes his insights as a leader of an asset management and investment company. This experience has provided him with extensive knowledge of the issues involved with the review and analysis of financial statements, as well as capital markets and the development and implementation of corporate strategy.

Barry A. Sholem became a partner of MSD Capital, L.P., the family office of Michael and Susan Dell, and head of its real estate fund in July 2004. From 1995 until August 2000, Mr. Sholem was Chairman of DLJ, Inc. Real Estate Capital Partners, a $2 billion real estate fund that he co-founded and that invested in a broad range of real estate-related assets, and a managing director at Credit Suisse First Boston. Prior to forming DLJ Real Estate Capital Partners, Mr. Sholem spent ten years at Goldman Sachs in its New York and Los Angeles offices. Mr. Sholem is currently active in ULI (CRC Silver Council), ICSC, the University of California, Berkeley Real Estate Advisory Board and the Business Roundtable.

Years of experience leading the real estate groups of investment firms gives Mr. Sholem a unique perspective on the business and operations of the company. In addition, he brings a broad understanding of the social and political issues facing the company through his involvement with ULI and ICSC.

William B. Summers, Jr. was the Non-Executive Chairman of McDonald Investments Inc., an investment banking, brokerage and investment advisory firm, from 2000 until retiring in 2006. From 1994 until 1998, Mr. Summers was the President and Chief Executive Officer of McDonald Investments Inc., and from 1998 until 2000, Mr. Summers was the Chairman and Chief Executive Officer of McDonald Investments Inc. Mr. Summers is also currently a director of Greatbatch, Inc. and RPM International, Inc. and a member of the NYSE Committee for Review.

Over 15 years of experience as both the president and chief executive officer, and, later, the non-executive chairman of the board of a banking, brokerage and investment firm, as well as service on the boards of both the New York Stock Exchange and National Association of Securities Dealers enable Mr. Summers to provide keen insight and diverse perspectives on several critical areas impacting the company, including capital markets, financial and external reporting, long-term strategic planning and business modeling.

Scott A. Wolstein was appointed as our Executive Chairman of the Board in January 2010. Mr. Wolstein served as our Chief Executive Officer and a Director since our organization in 1992. Mr. Wolstein was the Chairman of our Board from May 1997 through December 2009. Prior to our organization, Mr. Wolstein was a principal and executive officer of Developers Diversified Group, our predecessor. He graduated cum laude from both the Wharton School at the University of Pennsylvania and the University of Michigan Law School. Following law school, Mr. Wolstein was associated with the law firm of Thompson Hine LLP. Mr. Wolstein is currently a member of the Board of Governors and Executive Committee of NAREIT; a member of the Board of Directors of the Real Estate Roundtable; a member of the Board of Trustees of Hathaway Brown School; a member of the Board of Trustees for Case Western Reserve University; a member of the Board of Directors of the United Way of Greater Cleveland; a member of the Board of the Greater Cleveland Partnership; a member of the Board of the Cleveland Development Advisors; and a member of the Executive Committee and Board of Trustees of the Samuel Zell and Robert Lurie Real Estate Center. He is also a current member of the ULI, PREA, and the World Presidents’ Organization. He has served as past Chairman of the State of Israel Bonds — Ohio Chapter; a past Trustee of ICSC; President of the Board of Trustees of the United Cerebral Palsy Association of Greater Cleveland; a Board of Directors and Executive Committee Member of the Cleveland Chapter of the Red Cross; a Board Member of the Cleveland Chapter of the Anti Defamation League; and a member of the Board of the Great Lakes Theater Festival, The Park Synagogue and the Convention and Visitors Bureau of Greater Cleveland. Mr. Wolstein is a four-time recipient of the Realty Stock Review’s Outstanding CEO Award. In 2007, he received the Malden Mills Corporate Kindness Award from Project Love.

As the son of the founder of the company and with over 25 years of service to the company, Mr. Wolstein’s history with, and comprehensive knowledge of, all aspects of the company’s business, strategy and operations, combined with his dedication to the company well positions him to be an ideal Executive Chairman of the Board and an essential member of our Board. In addition, Mr. Wolstein is very active in many cultural, charitable and academic institutions, which provide an important diversity of perspective and link between our Board, the company and the community.

On February 23, 2009, we entered into a stock purchase agreement with Mr. Alexander Otto, which we refer to as the Otto Stock Purchase Agreement. Pursuant to the Otto Stock Purchase Agreement, we issued and sold 30,000,000 common shares, which we refer to as the Purchased Shares, for gross proceeds of approximately $112.5 million and warrants to purchase 10,000,000 common shares at a purchase price of $6.00 per share to Mr. Otto and certain members of his family, whom we collectively refer to as the Otto Family. No additional consideration was paid for the warrants. Under the terms of the Otto Stock Purchase Agreement, we issued to the Otto Family 1,071,428 additional common shares as a result of the first quarter 2009 dividend associated with the first 15,000,000 Purchased Shares and 1,787,304 additional common shares as a result of the first and second quarter 2009 dividends associated with the second 15,000,000 Purchased Shares. The exercise price of the warrants is subject to downward adjustment if the weighted average purchase price of all additional common shares sold from the date of issuance of the applicable warrant is less than $6.00 per share. Each warrant may be exercised at any time for a five-year term.

In connection with the sale of the Purchased Shares, we also entered into an investor rights agreement with Mr. Otto under which he has a right to nominate individuals for election to our Board depending on the Otto Family’s level of ownership in us and, in accordance with the investor rights agreement, elected Dr. Kraft and Dr. Finne to our Board. During such time as the Otto Family beneficially owns 17.5% or more of our outstanding common shares, our Board will nominate two persons recommended by the Otto Family who are suitable to us to become members of our Board at each annual election of directors, and during such time as the Otto Family beneficially owns less than 17.5% but more than 7.5% of our outstanding common shares, our Board will nominate one person recommended by the Otto Family who is suitable to us to become a member of our Board at each annual election of directors. Dr. Kraft and Dr. Finne are Mr. Otto’s current nominees pursuant to the investor rights agreement.

Our Board Recommends That Shareholders Vote FOR the Election of Each of the Director Nominees.

Corporate Governance

Our Board has adopted Corporate Governance Guidelines that guide our Board in the performance of its responsibilities to serve the best interests of the company and our shareholders. Our Corporate Governance Guidelines are posted on our website, www.ddr.com, under “Investor Relations.” Our Board reviews the Corporate Governance Guidelines periodically but not less than annually.

Codes of Ethics

Code of Ethics for Senior Financial Officers.  We have a Code of Ethics for Senior Financial Officers that applies to the chief executive officer, chief operating officer, chief financial officer, chief accounting officer and other designated senior financial officers, which we collectively refer to as our senior financial officers. This code requires our senior financial officers to act with honesty and integrity; to endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that we file with, or submit to, the SEC and other public filings or communications we make; to endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies as well as all applicable professional codes of conduct; to not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised; to not use for personal advantage confidential information acquired in the course of their employment; to proactively promote ethical behavior among peers and subordinates in the workplace; and to promptly report any violation or suspected violation of this code in accordance with our Reporting and Non-Retaliation Policy and, if appropriate, directly to the Audit Committee. Only the Audit Committee or our Board, including a majority of the independent directors, may waive any provision of this code with respect to a senior financial officer. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K as required by applicable rule or regulation. This code is posted on our website, www.ddr.com, under “Investor Relations.”

Code of Business Conduct and Ethics.  We also have a Code of Business Conduct and Ethics that addresses our commitment to honesty, integrity and the ethical behavior of our employees, officers and directors. This code governs the actions and working relationships of our employees, officers and directors with current and potential tenants, fellow employees, competitors, vendors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom we have or may have contact. Only our Board or the Nominating and Corporate Governance Committee may waive any provision of this code with respect to an executive officer or director. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K as required by applicable rule or regulation. The Corporate Compliance Officer may waive any provision of this code with respect to all other employees. This code is posted on our website, www.ddr.com, under “Investor Relations.”

Reporting and Non-Retaliation Policy

We are committed to honesty, integrity and ethical behavior and have adopted a Reporting and Non-Retaliation Policy. The purpose of the policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact us, our tenants, shareholders, fellow employees, investors or the public at large without fear of retaliation. The policy sets forth procedures for the reporting of alleged financial (including auditing, accounting and internal control matters) and non-financial wrongdoing by employees on a confidential and anonymous basis and by other interested third parties, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports concerning financial wrongdoing may be made directly to our Corporate Compliance Officer, Joan U. Allgood, our Audit Committee Chairman, Scott D. Roulston, our Executive Chairman of the Board, Scott A. Wolstein, or to Global Compliance Services, an independent third-party service retained on our behalf. Reports concerning non-financial wrongdoing may be made directly to our Senior Vice President of Human Resources, Nan Zieleniec, the Corporate Compliance Officer, or to Global Compliance Services. An inquiry or investigation is then initiated by the Corporate Compliance Officer, Senior Vice President of Human Resources or the Audit Committee Chairman to determine if the report can be sustained or has merit. Results of investigations concerning financial wrongdoing are reviewed by the Chief Executive Officer and/or Chief Financial Officer and reported to the Audit Committee. Results of investigations concerning non-financial wrongdoing are reviewed by the Chief Executive Officer. This policy is posted on our website, www.ddr.com, under “Investor Relations.”

Independent Directors

Our Board has affirmatively determined that all of the nominated directors, except for Dr. Finne, Mr. Hurwitz, Dr. Kraft and Mr. Wolstein, are “independent directors” within the meaning of the listing standards of the New York Stock Exchange, or NYSE. Additionally, our Board determined that Dean S. Adler did not qualify as an independent director, within the meaning of the listing standards of the NYSE, for the 2009 fiscal year. Mr. Adler served as a member of our Board from May 1997 to September 2009. Our

Corporate Governance Guidelines provide that our Board will be comprised of a majority of independent directors and that only those directors or nominees who meet the listing standards of the NYSE will be considered independent. Our Board reviews annually the relationships that each director or nominee has with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us), and only those directors or nominees whom our Board affirmatively determines have no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) will be considered independent. With respect to our independent directors, there were no transactions, relationships or arrangements that occurred in 2009 that were considered by our Board in making its determination of such directors’ independence.

Board Leadership Structure and Risk Oversight

As of January 1, 2010, we separated the roles of Chief Executive Officer and Executive Chairman of the Board in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for planning, formulating and coordinating the development and execution of our corporate strategy, policies, goals and objectives. He is accountable for company performance and reports directly to our Board.

As our former Chief Executive Officer, our Executive Chairman of the Board continues in a leadership role at the company and continues to serve on our Investment Committee. He also maintains his historic capital markets and tenant relationships to enhance his ability to implement our long-term corporate strategy. Our Executive Chairman of the Board also:

•	provides guidance to our Chief Executive Officer;

•	works closely with our Chief Executive Officer to develop the company’s strategic plan;

•	in conjunction with our Chief Executive Officer, directs the planning, investigation, evaluation and negotiations pertaining to our capital structure, new ventures, acquisitions, dispositions and joint ventures and presents such plans for review and approval by our Board;

•	works with our Chief Executive Officer and Chief Investment Officer on transactional matters by networking with strategic relationships;

•	consults and advises on any operational matters as requested by our Chief Executive Officer;

•	ensures that our Board fulfills its oversight and governance responsibilities;

•	ensures that our Board sets and implements our goals and strategies;

•	establishes procedures to govern our Board’s work;

•	ensures that the financial and other decisions of our Board are fully, promptly and properly carried out;

•	ensures that all members of our Board have opportunities to acquire sufficient knowledge and understanding of our business to enable them to make informed judgments;

•	presides over meetings of our shareholders; and

•	provides leadership to our Board and sets the agenda for, and presides over, Board meetings.

In addition, in accordance with our Corporate Governance Guidelines, our Board has a lead director who must be an independent director and is selected by a majority of the independent directors. Because Mr. Wolstein, our Executive Chairman of the Board, is an employee of the company and is therefore not “independent,” our Board has unanimously selected Mr. Ahern to serve as lead director. The lead director:

•	presides at all meetings of our Board at which the Executive Chairman of the Board is not present;

•	serves as liaison between the Executive Chairman of the Board and the independent directors;

•	reviews and comments on information to be sent to our Board;

•	reviews and comments on meeting agendas for our Board;

•	reviews and comments on meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of independent directors; and

•	if requested by major and institutional shareholders, ensures that he or she is available for consultation and direct communication.

We believe this Board leadership structure recognizes the time, effort and commitment that our Chief Executive Officer is required to devote to his position in the current business environment, the commitment required to fulfill his responsibilities and the independent oversight required to serve as our lead director.

This structure also enables our Board as a whole to fulfill its responsibility to oversee the company’s risks presented by its long-term strategy, business plan and model. With a Board comprised of both management, independent directors and non-independent directors, members of our Board bring a variety of perspectives to address risks. Our Board’s role in enterprise risk management includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal, regulatory, strategic and reputational risks. The Audit Committee reviews our policies with respect to risk assessment, risk management, risk monitoring and risk mitigation and works with the other committees of our Board to identify additional risks related to the committees’ respective areas of expertise. The Chairman of the relevant committee then reports back to the Audit Committee the committee’s findings regarding the identified risks and the committee’s proposals to address such risks. The Audit Committee then reports to our full Board during the committee reports portion of the next Board meeting. This enables to our Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Meetings of Non-Management and Independent Directors

The non-management directors meet in executive session in conjunction with each regularly scheduled Board meeting. These meetings are chaired by the lead director. In 2009, the non-management directors met either before or after each regularly scheduled Board meeting. In addition, as required by our Corporate Governance Guidelines, the independent directors meet at least once a year.

Committees and Meetings of Our Board

During the fiscal year ended December 31, 2009, our Board held 15 meetings. Each director attended at least 75% of the aggregate number of meetings of our Board and committees on which he served in 2009. As stated in our Corporate Governance Guidelines, all directors are expected to attend the Annual Meeting. All of our directors, except Mr. Boland and Dr. Finne, who were both elected to our Board in September 2009, attended the annual meeting of shareholders in June 2009.

During 2009, the following committees of our Board existed: an Audit Committee, a Dividend Declaration Committee, an Executive Committee, an Executive Compensation Committee, a Nominating and Corporate Governance Committee, a Pricing Committee and a Pricing Committee for the 2008 controlled equity program. Our Board has approved the written charters of the Audit Committee, the Executive Compensation Committee and the Nominating and Corporate Governance Committee, which are posted on our website at www.ddr.com, under “Investor Relations.” Each of the Audit Committee, Executive Compensation Committee and Nominating and Corporate Governance Committee conducts a self-evaluation and review of its charter annually and reports the results of these evaluations and reviews to our Board, and our Board also conducts a self-evaluation annually.

The following table indicates the current members of each committee:

Committee Membership (* Indicates Chair)

Audit Committee	Dividend Declaration Committee

Scott D. Roulston*	Scott A. Wolstein*
James C. Boland	Thomas Finne
William B. Summers, Jr.	Craig Macnab

Executive Committee	Executive Compensation Committee

Scott A. Wolstein*	Robert H. Gidel*
Terrance R. Ahern	James C. Boland
Volker Kraft	Victor B. MacFarlane
Craig Macnab	Barry A. Sholem
Daniel B. Hurwitz

Nominating and Corporate Governance Committee	Pricing Committee

Craig Macnab*	Scott A. Wolstein*
Terrance R. Ahern	Scott D. Roulston
Victor B. MacFarlane	William B. Summers, Jr.

Pricing Committee for Our 2008 Controlled Equity Program

Scott A. Wolstein

Audit Committee.  The Audit Committee assists our Board in overseeing the integrity of our financial statements, compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm, and prepares the Audit Committee Report included in our annual proxy statement. All of the members of the Audit Committee are independent as independence is currently defined in the rules and regulations of the SEC, and the NYSE listing standards in accordance with our Corporate Governance Guidelines. Our Board has determined that each member of the Audit Committee is a “financial expert” within the meaning of Item 407 of Regulation S-K under the federal securities laws. In addition, our Board has determined that Mr. Boland’s simultaneous service on the audit committees of three other public companies would not impair his ability to effectively serve on our Audit Committee and has, with respect to Mr. Boland, waived the limitations set forth in our Corporate Governance Guidelines related to the number of other public company boards and audit committees on which members of our Board are allowed to serve. The Audit Committee held eight meetings in 2009.

Dividend Declaration Committee.  The Dividend Declaration Committee determines if and when we should declare dividends on our capital shares and the amount thereof, consistent with the dividend policy adopted by our Board. The Dividend Declaration Committee held no meetings and took written action on 11 occasions in 2009.

Executive Committee.  The Executive Committee advises our Board on major strategic initiatives, business opportunities and policy issues for the company and provides assistance and advice to our Board with respect to any special matters that may arise before our Board from time to time. The Executive Committee has no independent authority. The Executive Committee held one meeting in 2009.

Executive Compensation Committee.  The Executive Compensation Committee reviews and approves compensation for our executive officers, reviews and recommends to our Board compensation for directors, oversees the compensation and executive benefit plans under which such executive officers and directors receive benefits, reviews and discusses with management the Compensation Discussion and Analysis and produces the Compensation Committee Report in our annual proxy statement. The Executive Compensation Committee engages a compensation consultant to assist in the design of the compensation program and the review of its effectiveness, as further described below in the Compensation Discussion and Analysis section. The President and Chief Executive Officer communicates to the Executive Compensation Committee decisions regarding compensation for executive officers other than himself and the Executive Chairman of the Board, and the Executive Compensation Committee delegates to senior management the authority to administer certain aspects of the compensation program for non-executive officers. In addition, the Executive Compensation Committee may form subcommittees of at least two members for any purpose it deems appropriate and may delegate to the subcommittees any of its power and authority that the Executive Compensation Committee deems appropriate. All of the members of the Executive Compensation Committee are independent as independence is currently defined in the applicable federal securities laws and rules of the SEC and the NYSE listing standards in accordance with our Corporate Governance Guidelines. The Executive Compensation Committee held five meetings and took written action on three occasions in 2009.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee identifies individuals qualified to become members of our Board and recommends to our Board the persons to be nominated as directors at each annual meeting of shareholders; recommends to our Board qualified individuals to fill vacancies on our Board; reviews and recommends to our Board qualifications for committee membership and committee structure and operations; recommends directors to serve on each committee; develops and recommends to our Board corporate governance policies and procedures in compliance with the Sarbanes-Oxley Act of 2002 and other rules and regulations relating to our corporate governance; oversees compliance and approves any waivers of our Code of Business Conduct and Ethics with respect to officers and directors and leads our Board in its annual review of the performance of our Board. All of the members of the Nominating and Corporate Governance Committee are independent as independence is currently defined in the NYSE listing standards in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee held two meetings and took written action on eight occasions in 2009.

Pricing Committee.  The Pricing Committee is authorized to approve the timing, amount, price and terms of offerings of our debt and equity securities. The Pricing Committee held one meeting and took written action on four occasions in 2009.

Pricing Committee for Our 2008 Controlled Equity Program.  The Pricing Committee for our 2008 controlled equity program was established solely for the purpose of establishing the pricing, timing, amount and terms of the issuances of our common shares under the controlled equity program we established in 2008, pursuant to which we sold $200,000,000 of our common shares. The Pricing Committee for our 2008 controlled equity program took written action on two occasions in 2009.

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee reviews annually with our Board the composition of our Board as a whole and recommends, if necessary, action to be taken so that our Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for our Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of our Board appropriately reflects the needs of our business and, in furtherance of this goal, proposing the addition of Directors and the necessary resignation of Directors for purposes of ensuring the requisite skill sets and commitment of the Directors to actively participate in Board and committee meetings. Directors should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills, and real estate and general business experience. Directors should commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as participate in other matters necessary to ensure we are well-positioned to engage in best corporate governance practices.

In evaluating a Director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of the company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies that our Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; independence and willingness to consider all strategic proposals; any other criteria established by our Board and any core competencies or real estate expertise necessary to staff Board committees. In addition, the Nominating and Corporate Governance Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance our Board’s ability to oversee our affairs and business, including, when applicable, to enhance the ability of committees of our Board to fulfill their duties. A description of the qualifications, skills and expertise that the Nominating and Corporate Governance Committee considered when nominating each of the director nominees nominated for election at the Annual Meeting is described above under “Proposal One.”

The Nominating and Corporate Governance Committee will consider suggestions forwarded by shareholders to our Secretary concerning qualified candidates for election as directors. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a shareholder may submit the candidate’s name and qualifications to our Secretary, Joan U. Allgood, at the following address: 3300 Enterprise Parkway, Beachwood, Ohio 44122. The Nominating and Corporate Governance Committee has not established specific minimum qualifications that a candidate must have to be recommended to our Board. However, in determining qualifications for new directors, the Nominating and Corporate Governance Committee will consider potential members’ qualifications as independent under the NYSE listing standards in accordance with our Corporate Governance Guidelines, as well as integrity, judgment, knowledge, experience, skills and expertise as described above. The Nominating and Corporate Governance Committee will consider a pool of potential Board candidates established from recommendations from shareholders and third parties, including management and current directors. Although the Nominating and Corporate Governance Committee may retain a search consultant to supplement the pool of potential Board candidates, it has not engaged a consultant at this time.

Audit Committee Report

In accordance with its written charter adopted by our Board, the Audit Committee assists our Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and our independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and has satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee reviewed and discussed the audited financial statements of the company for the year ended December 31, 2009, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of our financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to our Board that the company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

Audit Committee
Scott D. Roulston, Chairman
James C. Boland
William B. Summers, Jr.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

In this section of the proxy statement, we discuss in detail our executive compensation program that applied to six of our senior executive officers for 2009. This discussion includes a description of the principles underlying our executive compensation policies and our most important executive compensation decisions for 2009, and provides our analysis of these policies and decisions. This discussion and analysis also gives perspective to the data we present in the compensation tables and related footnotes below, as well as the narratives that accompany the compensation tables.

For 2009, these six senior executive officers included:

•	Mr. Scott A. Wolstein, our Executive Chairman of the Board (Mr. Wolstein served as our Chairman and Chief Executive Officer during 2009);

•	Mr. Daniel B. Hurwitz, our President and Chief Executive Officer (Mr. Hurwitz served as our President and Chief Operating Officer during 2009);

•	Mr. David J. Oakes, our Senior Executive Vice President and Chief Financial Officer (Mr. Oakes served as our Senior Executive Vice President and Chief Investment Officer during 2009);

•	Mr. Paul W. Freddo, our Senior Executive Vice President of Leasing and Development;

•	Mr. William H. Schafer, our former Executive Vice President and Chief Financial Officer, who departed from the company in February 2010; and

•	Mr. Timothy J. Bruce, our former Executive Vice President of Development, who departed from the company in October 2009.

Messrs. Hurwitz, Oakes and Freddo were our three most-highly paid executive officers for 2009 who were serving as executive officers at December 31, 2009 in addition to our Chief Executive Officer and our former Chief Financial Officer. Mr. Bruce was no longer serving as an executive officer at December 31, 2009, but otherwise would have been among this list of our three most-highly paid executive officers for 2009. We refer to these six individuals as our named executive officers throughout this proxy statement.

We are a self-administered and self-managed real estate investment trust in the business of owning, managing and developing a portfolio of shopping centers. The retail market in the United States continued to be challenged throughout 2009, a condition fueled by high unemployment, lagging consumer confidence and sluggish consumer spending, and continued to present challenges to the company. As a result, our management and Board focused on our balance sheet, specifically our debt level. To strengthen our balance sheet, we undertook three main initiatives: we secured a cash infusion from the Otto Family, we renegotiated the maturities of certain debt that would otherwise have become due over the next three years and we raised new debt and equity capital. Through these actions, the company took important steps in 2009 to reduce its leverage, improve liquidity, enhance financial flexibility and generate relatively consistent cash flow. For 2009, the annual incentive compensation payouts that our named executive officers received were based on both quantitative analysis of our corporate performance and subjective analysis of the named executive officers’ individual performance during the year in helping us react to the challenging economic conditions.

In addition, during mid-2009, Mr. Gidel transitioned to lead the Executive Compensation Committee of our Board, which we refer to as the Committee, and Mr. Boland was appointed to the Committee in March 2010. This transition and addition to the Committee resulted in additional perspectives and ideas for the Committee and will continue to shape the Committee’s thinking and decisions for 2010 and beyond in terms of executive compensation. In this context, as further discussed and analyzed below, the following represent the key actions that the Committee has taken regarding 2009 compensation:

•	Generally maintained 2008 year-end base salaries for the named executive officers (except for Mr. Wolstein, who received a salary increase in connection with the July 2009 changes to his employment agreement described below, and Messrs. Oakes and Freddo, who each received a promotion-based salary increase at the end of 2008);

•	Established performance metrics for our named executive officers’ annual performance-based awards for the 2009 performance period;

•	Committed to implement responsible pay initiatives, including a prohibition on excise tax and other gross-up provisions in future or amended employment or change in control agreements and a more restrictive limitation on our ability to accelerate the vesting of equity awards in the event of a change in control;

•	Renegotiated employment agreements with Messrs. Wolstein and Hurwitz, our two most-senior executive officers, which agreements (1) provided cash payments to Messrs. Wolstein and Hurwitz in connection with the elimination of certain contract terms that provided significant economic benefit, (2) finalized Mr. Wolstein’s compensation for service in his role as Executive Chairman of the Board and (3) provided Mr. Hurwitz with a promotion equity award but no salary increase in connection with his promotion to Chief Executive Officer, all in connection with our leadership transition initiative;

•	Provided time-based retention equity awards to 49 executive officers to help retain and motivate strong leaders within our executive ranks;

•	Implemented a value sharing equity award program that is a long-term performance-based equity program based on the appreciation of our common shares to help retain and motivate our executive officers and further align their long-term compensation with shareholder interests;

•	Determined that, at the end of a five-year measurement period ending on December 31, 2009, and as a result of company performance, no compensation had been earned by executive officers participating in long-term outperformance awards that were originally granted in 2006; and

•	Determined payout levels for our named executive officers’ annual performance-based awards for the 2009 performance period based on pre-established metrics and the terms and conditions of their respective employment agreements.

The following discussion should be read together with the information we present in the compensation tables, the footnotes and narratives to those tables and the related disclosures appearing elsewhere in this proxy statement.

Compensation Philosophy and Objectives

The Committee is responsible for establishing and overseeing our executive compensation program. The Committee’s compensation philosophy focuses on management’s ability to attract, retain and motivate superior executive talent. To achieve this goal, the Committee aims to compensate our named executive officers at a level generally comparable to (or, in some cases, that exceeds) the compensation paid to similarly situated executive officers serving at comparable companies, as adjusted to reflect individual and corporate performance and results. The Committee also believes the compensation packages we provide to our named executive officers should include significant performance-based compensation components. The Committee’s belief is that our executives who are best positioned to affect our performance and results should have a significant portion of their potential total compensation “at risk,” or in other words dependent upon our and their performance. As a result, an important part of our compensation strategy is to “pay-for-performance,” which to us means paying performance-based compensation to reward the achievement of financial and strategic goals that enhance shareholder value.

The Committee also believes that as long as each of our named executive officers has a significant equity stake in the company, the compensation interests of our executive officers will be aligned with the investment interests of our shareholders. If our executive officers share in the common share gains and losses experienced by our shareholders through their equity stake in the company, the Committee believes that our executive officers will continue to be motivated to work to enhance shareholder value for both themselves and our other shareholders. Our Board shares this interest alignment view and has reinforced this alignment by adopting stock ownership guidelines for our executive officers. We discuss these stock ownership guidelines, as well as the impact of economic events in 2008 and 2009 on our named executive officers’ compliance with the guidelines, in further detail below.

As a result of the Committee’s “pay-for-performance” philosophy, a significant percentage of each executive officer’s total compensation consists of incentive opportunities. For 2009, the primary elements of our executive compensation packages were base salaries, cash payments for Messrs. Wolstein and Hurwitz, annual performance-based compensation payable in the form of cash (for Messrs. Wolstein and Hurwitz) and cash and equity awards (for our other named executive officers), long-term time-based equity awards and long-term performance-based equity incentives. For our executive officers other than Mr. Wolstein and Mr. Hurwitz, the Committee has no policy for the annual mix between cash and non-cash or short-term and long-term incentive compensation paid to our executive officers.

Over the past few years, the Committee focused on simplifying and strengthening our executive compensation program for the named executive officers. The Committee has worked to eliminate certain perquisites, emphasize and implement new incentive compensation elements, restructure the compensation arrangements for our two most senior executive officers and provide more analysis and explanation in our discussion of executive compensation matters. In this way, the Committee believes that it has also made our executive compensation program more transparent and understandable for our shareholders.

Compensation Consultant

For 2009, the Committee again retained Gressle & McGinley LLC as its compensation consultant to assist the Committee in its process of reviewing the peer group of companies used to compare market pay practices, reviewing the compensation programs of members of the peer group and making recommendations and providing advice with respect to the design and form of compensation for our executive officers. The Committee utilized Gressle & McGinley’s experience in developing and analyzing compensation programs to help it establish all aspects of 2009 compensation for Messrs. Wolstein and Hurwitz. In connection with the company’s renegotiation of the employment agreements for Messrs. Wolstein and Hurwitz in July 2009, as described in further detail below, Gressle & McGinley provided the Committee with detailed comparative compensation data for the two most senior executive officers within the AUM sample, as described further below. Gressle & McGinley also provided the Committee with benchmarking information in connection with the design and implementation of our new Value Sharing Equity Program, as described further below, and in changes to our director compensation program. In early 2010, Gressle & McGinley also facilitated the Committee’s review of our 2009 financial performance, Messrs. Wolstein and Hurwitz’s performance and the level of annual performance-based compensation that had been earned by Messrs. Wolstein and Hurwitz for 2009.

Peer Group

In 2008, the Committee, with advice from Gressle & McGinley, first adopted a peer group for compensation decisions consisting of 15 REITs. These particular REITs were selected and have continued to constitute our peer group for two reasons. First, they remain comparable with us in terms of real estate assets under management (AUM), and second, they remain REITs with whom we believe we compete for executive management talent. The peer group had AUM ranging between $10 billion and $40 billion, and we refer to these entities as the AUM sample or peer group. While the equity capitalizations within the AUM sample may vary over time, and there are other REITs that have AUM similar to our AUM, the REITs in the AUM sample have the type of management talent that has enabled them to pursue a business strategy similar to ours. That strategy typically has four components: manage properties, develop new properties, acquire properties and develop and manage joint ventures to acquire properties. The following table indicates the entities that comprise the AUM sample:

AMB Property Corporation	Host Hotels & Resorts, Inc.
Apartment Investment & Management Company	Kimco Realty Corporation
Avalonbay Communities, Inc.	Macerich Company
Boston Properties, Inc.	Public Storage
Brookfield Properties Corporation	Regency Centers Corporation
Equity Residential	SL Green Realty Corp.
General Growth Properties, Inc.	Vornado Realty Trust
HCP, Inc.

In 2009, the Committee again evaluated the AUM sample and determined that it remained an appropriate peer group for purposes of 2009 compensation decisions based on the relative assets under management values for the sample companies and us. The Committee continues to believe that the AUM sample represents the group of companies that most closely resembles the nature and complexity of our operations and competes directly with us for management talent. The AUM sample was the primary point of comparison for key compensation decisions made by the Committee, including establishing the Value Sharing Equity Program, the company’s renegotiation of the employment agreements for Messrs. Wolstein and Hurwitz and reviewing our total shareholder return performance for 2009 annual performance-based compensation payouts, all as further described below.

Early 2009 Business Environment and Compensation Setting Process

The compensation and benefits payable to our named executive officers are established by or under the supervision of the Committee. In general, the Committee is ultimately responsible for reviewing and approving the compensation for our named executive officers. Compensation decisions for the named executive officers are made either by the Committee or by Messrs. Wolstein and Hurwitz, who report such decisions to the Committee and ensure that the other named executive officers’ compensation packages are competitive within our industry. As part of its duties, the Committee, among other things, establishes company financial performance metrics and targets used for annual performance-based bonuses, conducts an in-depth review of and approves compensation arrangements for Messrs. Wolstein and Hurwitz and reviews market pay practices when the company negotiates new or amended employment or other executive agreements, or when determining to make new equity awards or implement new equity- or cash-based compensation programs. Messrs. Wolstein and Hurwitz generally determine, for the other named executive officers, any other performance metrics used for annual performance-based bonuses, our incentive compensation programs, incentive compensation decisions and grants and awards under our equity-based compensation plans. Messrs. Wolstein and Hurwitz’s decisions are then communicated to the Committee. However, the Committee generally takes the lead in terms of making decisions for all named executive officers in terms of establishing and granting awards under incentive compensation arrangements.

At the beginning of 2009, we faced a very challenging environment that was characterized by the potential for a “double-dip” recession, growing unemployment, potential difficulty in raising capital and the threat that more retailers might be pushed to the brink of financial distress. While many investors quickly became very conservative, wanting reduced exposure to levered companies, we were faced with maturing debt in a market where the ability to raise capital was either very expensive or non-existent. We needed to recapitalize our balance sheet by raising capital, paying down debt and extending the maturities of our debt coming due in the subsequent 24 months.

At the same time, management and our Board came to the realization that, once we survived this financial tsunami, our business strategy would be altered. The financial performance metrics we had traditionally used, such as funds from operations per share growth, would not completely address critical near-term balance sheet issues. Furthermore, whatever quantitative performance targets we would set at the outset of a financial period could easily become dated as business conditions changed. The relative importance of some performance metrics could shift in favor of other performance metrics. For example, if the level and maturity of our debt could be addressed sufficiently in the near term, then our focus would shift to re-double our efforts in operations and managing occupancy as best as could be expected in light of the financial environment. Although it was clear that our ability to “define success” would be influenced by economic conditions, the Committee wanted to provide the management team with a clear focus on what needed to be achieved in the subsequent twelve months.

It was in this environment that the Committee began the process of defining performance metrics and establishing performance targets that would eventually be used to determine a large portion of the executive team’s total compensation for 2009. Having reviewed our financial and business strategy with management, the Committee asked management to propose a set of performance metrics and targets that would help focus the company on the critical balance sheet and operating issues during 2009. While the Committee established performance metrics and performance goals for threshold, target and maximum annual performance-based compensation, as further described below, the Committee also recognized that it would need to exercise some discretion in how the performance measurement system would be used to determine final payouts at the end of the year. In fact, the Committee’s actual experience in determining payouts for 2009 annual bonus awards was one in which both management and the Committee agreed that the “target” level of performance was earned even though many of the budget metrics were achieved at “above target” levels. This is explained in more detail below.

Messrs. Wolstein and Hurwitz made decisions regarding the compensation for our other executive officers, including the other named executive officers, based on their review of each executive officer’s individual performance and guidance they receive from the Committee and Gressle & McGinley concerning the financial metrics that comprise the annual budget performance metric. Messrs. Wolstein and Hurwitz generally meet with our Senior Vice President of Human Resources to discuss all elements of our executive officers’ compensation packages and to formulate their decisions. These decisions are considered and verified by an internal compensation committee, including Messrs. Hurwitz, Oakes and Freddo, prior to being communicated to the Committee.

Benchmarking

As further described below, the Committee used a form of benchmarking against the AUM sample when making certain 2009 compensation decisions. In other words, although the Committee did not target a certain percentile of compensation provided by the AUM sample for either total compensation decisions or decisions regarding individual compensation elements, the Committee did use the AUM sample for comparative analysis of its 2009 compensation decisions. More specifically, in its deliberations, the Committee took into account the percentile of total compensation as just one data-point in its compensation decision-making process. In this way, the AUM sample was a primary point of comparison for the Committee when making a number of key mid-2009 compensation decisions. In particular, the Committee considered comparative analysis reports prepared by Gressle & McGinley when the company renegotiated the employment agreements for Messrs. Wolstein and Hurwitz, when developing and implementing the Value Sharing Equity Program and when determining the range of total compensation for the annual performance-based compensation for Messrs. Wolstein and Hurwitz. Further, the AUM sample was specifically used to set the potential ranges of total compensation at “threshold” as well as “maximum” levels for Messrs. Wolstein and Hurwitz. By considering not only the target level of compensation but also the expected range of compensation that will be dependent on company and individual performance, the Committee was in a position to determine and analyze how much of the total compensation paid to Messrs. Wolstein and Hurwitz would essentially be “at risk.” As a result, the executive compensation program designed by the Committee has a significant amount of Messrs. Wolstein and Hurwitz’s total compensation dependent on both annual performance achievement as well as long-term share price appreciation, as further described below. The target total compensation for 2009 for Messrs. Wolstein and Hurwitz is at the 75th percentile of the AUM sample after amortizing one-time payments such as the cash payments made in connection with their revised employment agreements, the retention equity awards and the present value of the Value Sharing Equity Program over the term of their employment agreements (but not including Mr. Hurwitz’s promotion equity award, which was actually issued in January 2010).

Summary of Elements of 2009 Executive Compensation Program

The following table summarizes the key elements of our executive compensation program for 2009:

Element	Characteristics	Purpose

Base Salary	• Fixed annual cash component based on comparative market analysis and contractual commitments and subject to possible annual merit adjustments	• Provides base level of cash compensation for annual services to recognize individual performance, and helps retain and motivate executive talent

Annual Performance- Based Compensation	• Annual performance-based opportunity delivered in the form of cash (in the case of Messrs. Wolstein and Hurwitz) and cash and equity for our other named executive officers	• Motivates executives to achieve individual and company objectives, helps retain executives, and aligns executives’ compensation interests with shareholders’ investment interests
• Payouts earned based on annual company performance, business unit performance (in the case of Messrs. Freddo, Schafer, Oakes and Bruce), and individual performance, as evaluated each year

Cash Payments	• Fixed one-time cash payment paid to Messrs. Wolstein and Hurwitz upon entering into renegotiated employment agreements with the company	• Provided incentive to Messrs. Wolstein and Hurwitz to make significant financial concessions as part of renegotiation of employment agreements with the company

Long-Term Equity Compensation

Retention Awards	• Special one-time, time-based equity award • Restricted shares vest on an incremental basis through December 31, 2012 and are subject to accelerated or continued vesting in certain instances	• Helps retain executives, and rewards executives for helping increase the value of our common shares

Promotion Equity Award
• Special one-time, time-based equity award for Mr. Hurwitz awarded when Mr. Hurwitz assumed office of Chief Executive Officer on January 1, 2010 (Mr. Hurwitz received no salary increase for his promotion)
• Restricted shares vest on an incremental basis through December 31, 2014 and are subject to accelerated or continued vesting in certain instances
• Recognizes Mr. Hurwitz’s promotion and further aligns Mr. Hurwitz in his role as CEO with our common shareholders

Element	Characteristics	Purpose

Value Sharing Equity Program Awards
• Special long-term, performance-based equity opportunity
• Restricted shares earned based on increases in adjusted market capitalization as of six measurement dates through December 31, 2012, and then subject to additional time-based vesting over four years, subject to accelerated or continued vesting in certain instances
• Motivates and rewards executives for achieving long-term share-price performance, helps retain executives, and aligns executives’ compensation interests with shareholders’ investment interests

Outperformance Awards	• Special 2006 long-term, performance-based equity opportunity for Messrs. Schafer and Bruce • Common shares earned based on achievement of performance targets over a five-year measurement period
• Motivates executives, rewards executives for achieving long-term company performance, and helps retain executives
• No amounts were earned by executive officers for the five-year performance period ended December 31, 2009 based on company performance as of the end of the measurement period, and no payouts were made for these awards

Retirement Benefits
• Standard tax-qualified defined contribution (401(k)) plan subject to limitations on compensation under the Internal Revenue Code and cash and equity deferred compensation plan that provides tax-efficient vehicles to accumulate retirement savings
• Helps attract and retain executives

Health and Other Welfare Benefits	• Broad-based employee benefits program, including health, life, disability and other insurance and customary fringe benefits providing for basic life and health needs	• Helps attract and retain executives

Perquisites	• Country club fees and expense reimbursement provided to certain executives	• Encourages executives to build community and business relationships

Analysis of 2009 Executive Compensation Program

Annual Compensation

Base Salaries.  We pay base salaries to our named executive officers to provide them with a base level of income for services rendered by them each year. For 2009, the named executive officers were parties to employment agreements with the company that provided for minimum base salary amounts. Base salaries for 2009 for the named executive officers were determined considering these contractual commitments, which in turn were established based on the base salaries paid to executives in comparable positions.

At the beginning of 2009, base salaries for Messrs. Wolstein and Hurwitz were $800,000 and $616,000, respectively, as established in their October 2008 employment agreements. These amounts were negotiated between the company and Messrs. Wolstein and Hurwitz, and were based on the work of Committee, as advised by Gressle & McGinley, in benchmarking the amounts against salaries for the top two executives at AUM sample companies. However, as further described above and below this section, the company renegotiated and entered into revised employment agreements with Messrs. Wolstein and Hurwitz in July 2009. As a result, Mr. Hurwitz’s base salary remained unchanged, but Mr. Wolstein’s base salary increased by

$75,000, under the renegotiated employment agreements. Mr. Wolstein’s base salary was increased in connection with eliminating his personal use of company aircraft perquisite, as further discussed below. The base salaries for Messrs. Wolstein and Hurwitz will remain at these levels for 2010.

For 2009, Messrs. Schafer’s and Bruce’s base salaries remained at their 2008 levels of $305,000 and $355,000, respectively. Upon his promotion to Senior Executive Vice President effective January 1, 2009, Mr. Oakes received a promotional increase over his 2008 base salary to $390,000 for 2009. Similarly, upon his promotion to Senior Executive Vice President of Leasing and Development, effective January 1, 2009, Mr. Freddo received a promotional increase over his 2008 base salary to $380,000 for 2009. These salary increases were negotiated with the executives at the same time the company entered into technical, tax-driven amendments to the employment agreements with the executive officers at the end of 2008. The base salaries for each of these officers remained at these levels for all of 2009. For more information on base salaries earned by our named executive officers for 2007, 2008 and 2009, please refer to the 2009 Summary Compensation Table below.

Annual Performance-Based Compensation in General.  We pay annual incentive compensation to our named executive officers to attract and motivate them and reward them for helping us to achieve annual financial and company and individual objectives that drive shareholder value. All executive officers, including the named executive officers, are eligible to receive annual performance-based compensation. Each of our named executive officers receives the full amount of his annual performance-based compensation in the form of a cash bonus payment, which we refer to as the annual performance bonus, and, with the exception of Messrs. Wolstein and Hurwitz, an additional equity award the value of which is calculated based on the combined value of the annual performance bonus plus base salary. Although this additional equity award is valued based on the annual performance bonus plus base salary, it vests over several years. Messrs. Wolstein and Hurwitz do not receive an equivalent equity award under the terms of their revised employment agreements. Because the annual performance bonuses are based upon performance throughout the entire year and year-end personnel evaluations, and, in some cases, are determined in the light of our final year-end financial statements, the annual performance bonuses and equity awards are generally not paid until our financial statements are completed in the year following the measurement period.

Annual Performance Bonuses for Messrs. Wolstein and Hurwitz.  We establish annual performance bonus opportunities for Messrs. Wolstein and Hurwitz each year based on the terms of their employment agreements. For 2009, annual performance bonuses were paid to Messrs. Wolstein and Hurwitz in the form of cash and were earned based on company performance, relative total shareholder return and individual performance during the fiscal year.

Messrs. Wolstein’s and Hurwitz’s employment agreements provide that they are entitled to annual performance-based bonuses equal to a percentage of their year-end base salaries, as determined by the Committee. Their employment agreements also provide that the Committee will from time to time establish the performance factors and criteria relevant for determination of such annual performance bonuses and will timely communicate the applicable performance metrics and targets to Messrs. Wolstein and Hurwitz. For 2009, the annual performance bonuses for Messrs. Wolstein and Hurwitz were based on achievement measured for the following three performance categories as set forth in their employment agreements:

•	annual budget performance;

•	relative total shareholder return; and

•	a qualitative assessment of Messrs. Wolstein’s and Hurwitz’s achievement of strategic objectives.

The structure for the annual performance bonus opportunities and performance against the established performance categories for Messrs. Wolstein and Hurwitz was as follows:

Percentage of Bonus	Metric (and Individual Weighting)	Threshold	Target	Maximum	Actual

33 1/3%	Annual budget performance(1) Occupancy (10%)	88.0%	90.0%	91.0%	91.2%
	Ancillary income growth (10%)	$27.6	$29.0	$30.5	$37.5
	Operating EBITDA (20%)	$1,045	$1,065	$1,085	$1,062
	Debt-to-capital ratio (20%)	60.0%	58.5%	57.0%	56.7%
	Asset sales (20%)	$150	$200	$300	$383
	Debt maturities (20%)	$400	$600	$800	$1,729
33 1/3%	Relative total shareholder return(2)	3rd quartile	2nd quartile	1st quartile	1st quartile
33 1/3%	Strategic objectives(3)	—	—	—	—
(Dollars in millions)

(1)	The occupancy category represents our targets and actual results for the end-of-2009 leased rate for our core portfolio properties. The ancillary income growth category represents our targets and actual results for revenue generated from our total properties portfolio ancillary income platform. The operating EBITDA category represents our targets and actual results for earnings before interest, taxes, depreciation and amortization, but excluding certain non-operating items. The debt-to-capital ratio category represents our targets and actual results for the end-of-2009 outstanding indebtedness ratio calculated pursuant to our public bond covenants. The asset sales category represents our targets and actual results for gross proceeds generated from our asset sales including our proportionate share of joint venture asset sales. The debt maturities category represents our targets and actual results for overall reduction in our debt maturities through 2012.

(2)	Relative total shareholder return is total shareholder return on an investment in our common shares compared to total shareholder return on an investment in the common shares of each company in the annual performance bonus peer group. Total shareholder return is calculated for us and each member of the annual performance bonus peer group by assuming a one-year hypothetical investment in the common shares of the respective entity. The value of the investment at the end of the one-year period, based on market value of the common shares and assuming the reinvestment of dividends, is compared to the value at the beginning of the period and expressed as a percentage return on the original investment. Based on the results, we are ranked in either the first, second, third or fourth quartile of the AUM sample of peer companies.

(3)	The qualitative strategic objectives used to conduct the individual assessment relating to the annual performance bonuses for Messrs. Wolstein and Hurwitz were both established and evaluated by the Committee. The criteria included, for Mr. Wolstein, quality of leadership, strategic vision and direction, financing strategy and execution, investor relations, public image, board relationships and management of direct reports. For Mr. Hurwitz, the criteria included quality of leadership, operations and execution, human capital, management of direct reports and board communications. Each Board member subjectively scored Messrs. Wolstein and Hurwitz, in a blind survey, on a scale of 1 (well below expectations) to 5 (well above expectations) in each category. The weighted score yielded a qualitative assessment for annual performance bonus purposes. For example, a score of 3.0 (meets expectations) resulted in a “target” annual performance bonus, a score of 1.0 (well below expectations) resulted in no annual performance bonus.

These budget performance metrics were selected by the Committee because they are recognized industry standards, easily analyzed, and incentivize the achievement of short-term company goals that support our long-term strategy and success. Relative total shareholder return was selected by the Committee as a performance metric because it compares our total shareholder return directly with the AUM sample of peer companies and requires superior share performance compared to the peer group. The Committee also believes that individual performance is an important consideration in determining payouts of annual performance bonuses because

Messrs. Wolstein and Hurwitz were responsible for leading the execution of our overall operating performance and strategic initiatives. As a result, the Committee uses its subjective discretion when considering whether Messrs. Wolstein and Hurwitz achieved the qualitative strategic objectives listed above for 2009.

The annual performance bonus opportunity with respect to 2009 that was available for each of Messrs. Wolstein and Hurwitz, as well as the actual annual performance bonus paid (expressed as a percentage of year-end base salary), is set forth below:

	Scott A. Wolstein				Daniel B. Hurwitz
Metric	Threshold	Target	Maximum	Actual	Threshold	Target	Maximum	Actual

Annual budget performance	83 1/3%	125%	166 2/3%	125%	66 2/3%	100%	133 1/3%	100%
Relative total shareholder return	83 1/3%	125%	166 2/3%	166 2/3%	66 2/3%	100%	133 1/3%	133 1/3%
Strategic objectives	83 1/3%	125%	166 2/3%	129%	66 2/3%	100%	133 1/3%	130%

Totals	250%	375%	500%	421%	200%	300%	400%	363%

While the company exceeded the target goal in five of the six metrics under the annual budget performance category, operating EBITDA was achieved at slightly below the target level. As a result, Messrs. Wolstein and Hurwitz earned 157% and 126%, respectively, of year-end base salary under the annual budget performance category. In consideration of general economic conditions and the interests of the company and its shareholders, however, Messrs. Wolstein and Hurwitz volunteered to receive only their “target” payouts under the annual budget performance category (125% and 100%, respectively, of year-end base salary). As a result, Mr. Wolstein relinquished $281,230 of his annual performance bonus and Mr. Hurwitz relinquished $158,107 of his annual performance bonus. The relative total shareholder return metric was achieved at the “maximum” level because our relative total shareholder return for 2009 was in the top quartile of the AUM sample. Finally, based on strategic objectives performance by Messrs. Wolstein and Hurwitz during 2009, Mr. Wolstein achieved just above the “target” level and Mr. Hurwitz achieved just below the “maximum” level in meeting their strategic objectives. Pursuant to Messrs. Wolstein and Hurwitz’s employment agreements, the annual performance bonuses were paid to each of Messrs. Wolstein and Hurwitz in cash as follows:

Form of Payment	Amount Paid to Mr. Wolstein	Amount Paid to Mr. Hurwitz

Cash	$3,682,292	$2,238,133

The annual performance bonus amounts disclosed for Messrs. Wolstein and Hurwitz in the 2009 Summary Compensation Table below include, pursuant to applicable SEC guidance, the amounts voluntarily relinquished by Messrs. Wolstein and Hurwitz under the annual budget performance category.

Annual Performance Bonuses for Messrs. Oakes, Freddo, Schafer and Bruce.  We established annual performance bonus opportunities for Messrs. Oakes, Freddo, Schafer and Bruce for 2009 in accordance with the executives’ respective levels of responsibility and in consideration of their base salary amounts at the end of the fiscal year. Annual performance bonuses are paid in the form of lump-sum cash payments and are earned based on company performance, business unit performance and individual performance during the fiscal year. If an annual performance bonus is earned, that amount is factored into the determination of whether each of Messrs. Freddo, Oakes, Schafer and Bruce also receives an equity award, the value of which is calculated based on the combined value of the annual performance bonus plus base salary, as further described below.

For 2009, the annual performance bonuses for Messrs. Oakes, Freddo, Schafer and Bruce were based on their achievement measured against the following three equally-weighted performance metrics:

•	Annual budget performance (defined and evaluated in the same manner as described above for Messrs. Wolstein and Hurwitz);

•	Business unit performance objectives, including, for example:

-	For Mr. Oakes, managing asset sales and raising debt and equity capital to lower leverage, improving liquidity and improving relations with our stakeholders;

-	For Mr. Freddo, reorganizing and managing the Leasing and Development departments, stabilizing and increasing occupancy through lease-up of vacant space, and minimizing spending for development and redevelopment projects;

-	For Mr. Schafer, continuously monitoring operating results and re-forecasting timely, accelerated monthly closings; and

-	For Mr. Bruce, reorganizing the Development, Construction and Tenant Coordination departments, managing capital requirements for all development, redevelopment and tenant coordination projects and delivering those projects on time and on budget; and

•	Individual performance objectives, including a qualitative assessment of Messrs. Oakes, Freddo, Schafer and Bruce’s individual contributions and achievements on behalf of the company.

The annual performance bonus opportunity with respect to 2009 that was available for each of Messrs. Oakes, Freddo, Schafer and Bruce, as well as the actual annual performance bonus awarded based on actual performance during the year (expressed as a percentage of year-end base salary), is set forth below:

Named Executive Officer	Threshold	Target	Maximum	Actual

David J. Oakes	50%	75%	125%	125%
Paul W. Freddo	25%	50%	100%	75%
William H. Schafer	20%	40%	80%	0	%(1)
Timothy J. Bruce	20%	40%	80%	0	%(2)

(1)	Mr. Schafer departed from the company in February 2010 and did not earn an annual performance bonus for 2009. Instead, pursuant to the terms of his separation agreement, Mr. Schafer received an amount equal to his target annual performance bonus for 2009.

(2)	Mr. Bruce departed from the company in October 2009 and did not earn an annual performance bonus for 2009.

The degree to which each of Messrs. Oakes and Freddo earned his annual performance bonus depended on the outcomes for all three qualitative performance metrics. As discussed above with respect to Messrs. Wolstein and Hurwitz, performance was achieved at the “target” level for the annual budget performance metrics for 2009. Based on Messrs. Wolstein and Hurwitz’s subjective assessment that Messrs. Oakes and Freddo either met or exceeded expectations during 2009 regarding their business unit performance objectives and individual performance objectives, Mr. Oakes earned his maximum annual performance bonus and Mr. Freddo earned between his target and maximum annual performance bonus. Due to Mr. Bruce’s departure in October 2009, Mr. Bruce did not earn an annual performance bonus for 2009. Due to Mr. Schafer’s departure in February 2010, Mr. Schafer also did not earn an annual performance bonus for 2009. However, pursuant to the terms of his separation agreement, Mr. Schafer received an amount equal to his target annual performance bonus for 2009. As a result, Messrs. Oakes, Freddo and Bruce received the following payouts in March 2010 for their annual performance bonuses for 2009, respectively: Mr. Oakes, $487,500; Mr. Freddo, $285,000; and Mr. Bruce, $0. Mr. Schafer received a payout of $122,000 in February 2010 under his separation agreement, which amount was equal to his target annual performance bonus for 2009.

Annual Equity Awards for Messrs. Oakes, Freddo, Schafer and Bruce.  Our shareholder-approved, equity-based award plans give the Committee the latitude to make annual awards of stock-based incentives, which we refer to as annual equity awards, to promote strong performance and the achievement of corporate goals, to foster the growth of shareholder value and enable executive officers to participate in our long-term growth and profitability. These annual equity incentives reinforce the Committee’s long-term goal of increasing shareholder value by providing the proper nexus between the compensation interests of our executive officers and the investment interests of our shareholders. Messrs. Wolstein and Hurwitz, however, do not receive similar annual equity awards under the terms of their employment agreements due to the fact that their annual performance bonus opportunities take into account that they will not receive separate annual equity awards. Our other named executive officers, however, were eligible to receive separate annual equity awards in connection with their annual performance bonuses, as further described below.

Messrs. Oakes, Freddo, Schafer and Bruce were eligible to receive annual equity awards, the value of which is calculated based on the combined value of the annual performance bonus plus base salary, subject to discretionary adjustment based on individual performance. The Committee does not consider the amount or value of prior annual equity awards when granting new annual equity awards because prior annual equity award payouts relate to prior performance. Because annual equity awards are calculated in connection with the annual performance bonus results, the awards are generally not made until our financial statements are finalized.

The annual equity incentive opportunity that was available for each of Messrs. Oakes, Freddo, Schafer and Bruce based on performance during 2009 was calculated as a percentage of his base salary at the end of the year plus his annual performance bonus earned with respect to such year, as set forth opposite his name below (expressed as a percentage of such sum):

Named Executive Officer	Threshold	Target	Maximum

David J. Oakes	50%	75%	100%
Paul W. Freddo	15%	30%	60%
William H. Schafer	12.5%	25%	50%
Timothy J. Bruce	12.5%	25%	50%

There are no specific quantitative or qualitative performance metrics that have been established in order to determine the annual equity awards for Messrs. Oakes, Freddo, Schafer and Bruce. Instead, for 2009, each officer received an annual equity award equal to the same proportion of his maximum annual equity award opportunity as the proportion his actual annual performance bonus represented of his maximum annual performance bonus opportunity, subject to discretionary adjustment based on individual performance.

To further clarify, in determining actual annual equity awards for Messrs. Oakes, Freddo, Schafer and Bruce for 2009, we first determined each officer’s earned annual performance bonus as a percentage of his maximum annual performance bonus opportunity (for example, Mr. Oakes earned an annual performance bonus for 2009 equal to his maximum annual performance bonus opportunity (which was 125%)). We then applied that same percentage to the officer’s maximum annual equity award opportunity identified in the table above to determine the officer’s percentage achievement of his annual equity award (for example, Mr. Oakes’ maximum annual equity award opportunity (which was 100%) resulted in actual annual equity award achievement of 100%). The achieved percentage was then multiplied to the sum of the officer’s base salary at the end of 2009 plus his annual performance bonus earned for 2009 (for example, 100% of Mr. Oakes’ year-end base salary ($390,000) plus annual performance bonus ($487,500) resulted in an annual equity award value of $877,500). Based on the calculations described in this paragraph, Messrs. Oakes, Freddo, Schafer and Bruce earned annual equity awards for 2009 as follows:

	Actual Annual Equity Award
	(% of Base Salary Plus Annual	Actual Annual
Named Executive Officer	Performance Bonus)	Equity Award ($)

David J. Oakes	100%	$877,500
Paul W. Freddo	45%	$299,250
William H. Schafer(1)	0%	$0
Timothy J. Bruce(2)	0%	$0

(1)	Mr. Schafer departed from the company in February 2010 and did not receive an annual equity award for 2009.

(2)	Mr. Bruce departed from the company in October 2009 and did not receive an annual equity award for 2009.

Consistent with our compensation philosophy of aligning the compensation interests of our executive officers with the investment interests of our shareholders and ensuring that each of Messrs. Oakes and Freddo has a significant equity stake in the company, 75% of the value of each annual equity incentive award payable with respect to 2009 was awarded in the form of restricted shares vesting, beginning on the date of grant, in equal annual installments over four years and 25% of the value was awarded in the form of stock options vesting in three equal annual installments. Annual equity awards were paid in restricted shares and stock options because these forms of equity are a reasonable means by which to encourage share ownership and align executive interests with shareholder interests. The following table sets forth the number of restricted shares and stock options granted to each of Messrs. Oakes, Freddo, Schafer and Bruce in February 2010 based on his annual equity incentive award:

Form of Award	Exercise Price	Oakes	Freddo	Schafer	Bruce

Stock Options	$10.11	42,600	14,529	0	0
Restricted Shares	—	65,100	22,200	0	0

No restricted shares or stock options were granted to the named executive officers with respect to employment during 2009 other than the annual equity awards described above and the retention awards described below.

Restricted Shares Used To Settle Annual Equity Awards.  We believe that restricted shares provide significant incentives for our executive officers because they directly align the compensation interests of our executive officers with the investment interests of our shareholders. Our restricted share awards vest annually in 20% increments with the first increment vesting on the date of the award. The holder of restricted shares has the right to receive dividends and to vote with respect to all restricted shares immediately upon their grant.

Stock Options Used To Settle Annual Equity Awards.  We also believe that stock options are a valuable motivating tool and provide a long-term incentive to the executive officers because our executive officers will realize gain on their stock options only if our shareholders also recognize gain on their holdings of our shares. Our stock option awards vest at a rate of 33 1/3% per year over the first three years of the ten-year option term. Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends. Options are granted with an exercise price equal to the closing price of our common shares on the date of grant. We have never repriced any stock options or issued options with “reload” provisions. The number of options granted was determined by dividing the value of the annual equity incentive award earned by the value of an option based on the Black Scholes valuation model.

Cash Payments

As described further above and below, in July 2009, the company entered into amended and restated employment agreements with Messrs. Wolstein and Hurwitz. In consideration of executing the amended and restated employment agreements, Messrs. Wolstein and Hurwitz received the following cash payments: Mr. Wolstein, $1,000,000; and Mr. Hurwitz, $750,000. These cash payments were specifically negotiated with us, and the Committee decided to pay these particular amounts due to the significant financial concessions that Messrs. Wolstein and Hurwitz made as part of the renegotiation process, including concessions regarding eliminating the automatic renewal feature of their agreements and tax gross-ups, the reduction of annual performance bonus multiples and, in the case of Mr. Wolstein, the elimination of an aircraft perquisite.

Long-Term Equity Compensation

2009 Retention Equity Awards.  In July 2009, our Board authorized and approved the grant of retention equity awards of restricted shares to our officers, including the named executive officers, under our equity-based award plans. The retention awards vest in annual 25% increments beginning on December 31, 2009 and on each of December 31, 2010, 2011 and 2012. There was no purchase price for the retention awards. Subject to certain conditions, the retention awards will earlier vest in the event of the officer’s death or disability, or upon the occurrence of a termination without cause within two years (three in the case of Mr. Wolstein) following a change in control or 409A change in control (as such terms are defined in the applicable equity-based award plan). Further, unless otherwise determined by the Committee, if an officer is otherwise terminated without cause, the retention award will remain outstanding and continue to vest according to its original vesting terms. Unless otherwise determined by the Committee, the retention award will be forfeited in the event the officer’s employment is otherwise terminated.

The Committee made these grants after recognizing that, with the recent significant decline in our common share price, our officers, including the named executive officers, could be at risk of leaving the company if offered higher levels of compensation by our public or privately held competitors, including equity compensation. The named executive officers received the following retention awards, which were recommended to the Committee by Messrs. Wolstein and Hurwitz and were discussed among the Committee, management and Gressle & McGinley:

Number of
Named Executive Officer	Restricted Shares

Scott A. Wolstein	400,000
Daniel B. Hurwitz	240,000
David J. Oakes	80,000
Paul W. Freddo	80,000
William H. Schafer	40,000
Timothy J. Bruce	0 (1)

(1)	As a result of Mr. Bruce departing in October 2009, Mr. Bruce did not participate in the 2009 retention equity awards program.

Promotion Equity Award to Mr. Hurwitz.  As of January 1, 2010, Mr. Hurwitz received a promotion equity award of 160,000 restricted shares upon assuming the duties of Chief Executive Officer as part of our leadership transition initiative, which award we refer to as his promotion award. Mr. Hurwitz did not receive any cash compensation in conjunction with assuming the duties of Chief Executive Officer, but will continue to receive compensation during the remaining approximately three-year term of his employment agreement pursuant to the terms specified in the employment agreement. The promotion award vests in annual 20% increments beginning on January 1, 2010 and on each of January 1, 2011, 2012, 2013 and 2014. The promotion award is subject to accelerated vesting upon death, disability or Mr. Hurwitz’s termination without cause within two years following a change in control of the company, and is subject to continued vesting upon a termination without cause under other circumstances or at the end of the term of his employment agreement. This promotion equity award was negotiated between Mr. Hurwitz and us during 2009 when the company entered into a revised employment agreement with Mr. Hurwitz.

Value Sharing Equity Program.  In July 2009, our Board approved and adopted the Value Sharing Equity Program and the grant of awards to our officers under the Value Sharing Equity Program and our equity-based award plans. The Value Sharing Equity Program operates in conjunction with the Amended and Restated 2008 Developers Diversified Realty Corporation Equity-Based Award Plan, as amended and restated (or any other equity plan adopted by us), and permitted us to reward participants with a portion of “value created” (as described below) through the grant of awards under the 2008 equity plan. The underlying principle of the Value Sharing Equity Program is that management “shares” in the value it creates for shareholders. There are two design elements of this plan that are important to note. If shareholders experience no increase in wealth, there is no value shared with management (in other words, no shares of stock are awarded), and if the increase in shareholder wealth is not sustainable over time, the value shared with management is diminished.

On six specified measurement dates (July 31, 2010; January 31, 2011; July 31, 2011; January 31, 2012; July 31, 2012; and December 31, 2012), we will measure the value created during the period between the start of the Value Sharing Equity Program and the applicable measurement date. Value created is measured as the increase in our market capitalization (in other words, the product of our share price and the number of shares outstanding as of the measurement date), as adjusted for any equity issuances or equity repurchases, between the start of the Value Sharing Equity Program and the applicable measurement date.

Each participant was assigned a “percentage share” of the value created. After the first measurement date, each participant will receive a number of restricted shares with an aggregate value equal to two-sevenths of the participant’s percentage share of the value created. After each of the next four measurement dates, each participant will receive a number of restricted shares with an aggregate value equal to three-sevenths, then four-sevenths, then five-sevenths, and then six-sevenths, respectively, of the participant’s percentage share of the value created. After the final measurement date, each participant will receive a number of restricted shares with an aggregate value equal to the participant’s full percentage share of the value created. For each measurement date, however, the number of restricted shares awarded to a participant will be reduced by the number of restricted shares previously earned by the participant as of prior measurement dates. This will keep the participants from benefiting more than once for increases in our share price that occurred during earlier measurement periods.

The restricted shares granted to a participant will then be subject to an additional time-based vesting period. During this period, restricted shares will generally vest in 20% annual increments beginning on the date of grant and on each of the first four anniversaries of the date of grant, subject in general to accelerated vesting upon the participant’s death or disability during the vesting period, or to continued vesting if required under certain executive employment agreements or for a termination of the participant’s employment without cause.

The Value Sharing Equity Program and the restricted shares granted under the Value Sharing Equity Program will be subject to the terms of the 2008 equity plan. Therefore, the number of restricted shares granted under the Value Sharing Equity Program cannot exceed the aggregate number of shares available for issuance under the 2008 equity plan. The Value Sharing Equity Program, however, provides for cash payments to be made to participants if the number of shares they earn exceeds the 2008 equity plan’s limit on the number of shares available for awards. Likewise, under the 2008 equity plan, a participant will be limited in terms of being paid restricted shares in an amount in excess of the annual award limit set forth in the 2008 equity plan. The Value Sharing Equity Program therefore allows participants to carry over to the following calendar year any earned restricted shares that exceed this annual individual limit.

In the event that a change in control (as defined in the Value Sharing Equity Program) occurs before the Value Sharing Equity Program’s final measurement date, the date of the change in control will be deemed a measurement date and each participant will be entitled to receive the award for the then-current measurement period for the value created as of the date of the change in control. Participants will also be entitled to receive a pro rata award if they die, become disabled or are terminated without cause during the Value Sharing Equity Program. Participants will generally forfeit their awards if their employment with us is otherwise terminated.

The Committee made these grants to motivate our officers to achieve superior results for the company and its shareholders during the 2009 to 2012 performance period. The named executive officers received the following value sharing opportunity under the Value Sharing Equity Program:

Named Executive Officer	Value Sharing Opportunity

Scott A. Wolstein	0.7250% (72.50 basis points)
Daniel B. Hurwitz	0.5800% (58.00 basis points)
David J. Oakes	0.1300% (13.00 basis points)
Paul W. Freddo	0.1300% (13.00 basis points)
William H. Schafer	0.0725% (7.25 basis points)
Timothy J. Bruce	0(1)

(1)	As a result of Mr. Bruce’s departure in October 2009, Mr. Bruce did not participate in the Value Sharing Equity Program.

Outperformance Awards.  In 2006, we awarded performance units as retention awards (which we refer to as outperformance awards) for our executive officers. The five-year performance period for the still-outstanding outperformance awards for our executive officers, including Messrs. Schafer and Bruce, ended on December 31, 2009. The Committee determined in early 2010 that none of the applicable performance targets were achieved, and no payments have been or will be made to Messrs. Schafer or Bruce as a result of the outperformance awards.

Other Benefits and Information

Perquisites.  Pursuant to their employment agreements, the named executive officers received certain additional benefits during 2009. The Committee believes that these benefits are reasonable and consistent with its overall compensation program to better enable us to attract and retain superior executive talent.

At the beginning of 2009, based on the terms of his employment agreement, Mr. Wolstein was entitled to a perquisite of personal use of company aircraft each year in an amount up to $300,000. Under those terms, Mr. Wolstein was required to reimburse us for personal use of company aircraft, however, only to the extent permitted under applicable Federal Aviation Administration rules and regulations. As part of the company’s negotiation of a revised employment agreement with Mr. Wolstein in 2009, Mr. Wolstein agreed to eliminate this perquisite. Mr. Wolstein used only about $22,810 of this perquisite during 2009. Mr. Wolstein’s concession regarding this perquisite was made in connection with the company’s agreement to increase his base salary from $800,000 to $875,000 under his amended employment agreement.

Under their employment agreements, Messrs. Hurwitz and Oakes are entitled to the payment by us of regular membership fees, assessments, and dues for a local country club. Mr. Schafer was also entitled to similar payments for 2009 under his employment agreement. In addition, the employment agreements for each of our executive officers provide for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time and other customary fringe benefits.

Retirement Benefits.  We have established a 401(k) plan for our employees pursuant to which we make semi-monthly, matching contributions equal to 50% of each participant’s contribution, up to 6% of the sum of his or her base salary plus annual performance bonus, not to exceed the sum of 3% of the participant’s base salary plus annual performance bonus.

Deferred Compensation Plan.  Our executive officers, including the named executive officers, are entitled to participate in our elective deferred compensation plan and our equity deferred compensation plan. Pursuant to the elective deferred compensation plan, executive officers can defer up to 100% of their base salaries and annual performance bonuses, less applicable taxes and authorized benefits deductions. The elective deferred compensation plan is a non-qualified plan and is an unsecured, general obligation of the company. We provide a matching contribution to any participant in a given year who has contributed the maximum permitted under our 401(k) plan. This matching contribution is equal to the difference between (1) 3% of the sum of the executive’s base salary and annual performance bonus deferred under the 401(k) plan and the elective deferred compensation plan, combined, and (2) the actual employer matching contribution provided under the 401(k) plan. Earnings on a participant’s deferred account are based on the results of the investment measurement options available in the plan that are selected by the participant. Settlement is generally made in cash at a date determined by the participant at the time a deferral election is made. All of the named executive officers elected to defer a portion of their 2009 total annual cash compensation pursuant to the elective deferred compensation plan. Messrs. Schafer and Bruce each elected to have certain deferrals of compensation distributed to him during 2009 or 2010 in accordance with the transition rules under Section 409A of the Internal Revenue Code. For information on the value of annual cash compensation deferred by the named executive officers in 2009, please refer to the 2009 Summary Compensation Table and to the 2009 Nonqualified Deferred Compensation Table below.

Equity Deferred Compensation Plan.  Pursuant to the equity deferred compensation plan, our executive officers, including the named executive officers, have the right to defer the receipt of restricted shares earned under any equity compensation plan and, for compensation earned prior to December 31, 2004, the gain otherwise recognizable upon the exercise of stock options. The value of participants’ deferrals is converted into units, based on the market value of our common shares at the time of the deferral, so that each unit is equivalent in value to one common share. We have established and funded a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under this plan. Common shares equal to the number of units credited to the participants’ accounts under the plans are placed in the “rabbi” trust. In the event of our insolvency, the assets of the “rabbi” trust are available to general creditors. Settlement of units is generally made in our common shares at a date determined by the participant at the time a deferral election is made. In 2009, Messrs. Wolstein, Hurwitz, Oakes and Bruce deferred receipt of 102,045, 124,040, 24,822 and 5,620 restricted shares, respectively. Messrs. Wolstein, Schafer and Bruce each elected to have certain deferrals distributed to him during 2009 in accordance with the transition rules under Section 409A of the Internal Revenue Code and Messrs. Hurwitz and Bruce each received distributions during 2009 as a result of the deemed change in control (further described below).

Impact of 2009 Investor Transactions.  In April 2009, we experienced a “potential change in control” under our equity-based award plans and the related equity award agreements in connection with initial approval of our transactions with the Otto Family (as further described above under “Proposal One”). As a result, all outstanding unvested stock options became fully exercisable, all restrictions on unvested restricted shares lapsed, and all outperformance awards became vested (which meant that each outperformance award holder’s right to receive a payment if the performance criteria were met was no longer subject to forfeiture upon a termination of the holder’s employment). For more information about the impact of this event on our named executive officers’ equity awards, see the Outstanding Equity Awards at 2009 Fiscal Year-End Table and 2009 Option Exercises and Stock Vested Table below. In September 2009, we experienced a “change in control” under our equity-based award plans, the related equity award agreements, and our equity deferred compensation plan in which our named executive officers and directors participate in connection with the consummation of the transactions with the Otto Family. Under both our Equity Deferred Compensation Plan (Effective January 1, 2003), which we refer to as the original equity deferred compensation plan, and our 2005 Equity Deferred Compensation Plan (January 1, 2009 Restatement), which we refer to as the new equity deferred compensation plan, all unvested deferred stock units held for each participant became vested and no longer subject to forfeiture upon a termination of employment. Vested deferred stock units under the original equity deferred compensation plan were distributed to participants on a one-for-one basis in the form of our common shares at the time of the change in control. Vested deferred stock units under the new equity deferred compensation plan, however, will not be distributed to participants until the end of the deferral period selected by each participant. No other equity awards held by our named executive officers were eligible for accelerated vesting, however, as a result of the change in control. For more information about the impact of the change in control on our named executive officers’ equity deferred compensation holdings, see the 2009 Nonqualified Deferred Compensation Table below.

Employment Agreements

During 2009, the company was a party to employment agreements with several executive officers, including each of the named executive officers. Messrs. Wolstein and Hurwitz had last entered into employment agreements with the company in October 2008. In light of the complex business challenges we continued to navigate in 2009, in mid-2009, our Board and the Committee, under the advisement of Gressle & McGinley, conducted a review and analysis of all facets of our ongoing executive compensation program. Based on this review, and with the objective of further aligning the interests of our executives with our shareholders, emphasizing our “pay-for-performance” philosophy, and placing more compensation at risk and tied to the performance of our stock, our Board and the Committee determined the company should renegotiate the employment agreements with Messrs. Wolstein and Hurwitz with the key goals of:

•	Reducing the multiples used to determine the annual performance bonuses paid to Messrs. Wolstein and Hurwitz;

•	Eliminating the tax gross-up provisions contained in the employment and change in control agreements with Messrs. Wolstein and Hurwitz;

•	Eliminating Mr. Wolstein’s company aircraft usage perquisite;

•	Establishing certain compensation arrangements to be effective when Mr. Wolstein was appointed Executive Chairman of the Board and Mr. Hurwitz succeeded Mr. Wolstein as Chief Executive Officer; and

•	Eliminating the “evergreen” renewal feature of the employment agreements in favor of a new fixed term of approximately 3.5 years.

Following a period of negotiations, and with the approval of both our Board and the Committee, and under the advisement of Gressle & McGinley, on July 29, 2009, the company entered into amended and restated employment agreements with Messrs. Wolstein and Hurwitz. For more information about the employment agreements with Messrs. Wolstein and Hurwitz, please see the narrative to the 2009 Grants of Plan-Based Awards Table below.

During 2009, the company was also a party to employment agreements with the other executive officers, including Messrs. Oakes, Freddo, Schafer and Bruce. The employment agreements with Messrs. Freddo and Oakes are still in effect, but the employment agreements with Messrs. Schafer and Bruce have terminated due to Messrs. Schafer and Bruce’s departures from the company. Additional information concerning the terms of the employment agreements and the amounts payable pursuant to the employment agreements is also provided in the narrative to the 2009 Grants of Plan-Based Awards Table below.

Change in Control Agreements

During 2009, we were also a party to change in control agreements with each of several executive officers, including each of the named executive officers. Our change in control agreements with Messrs. Freddo and Oakes are still in effect, but the change in control agreements with Messrs. Schafer and Bruce have terminated due to Messrs. Schafer and Bruce’s departures from the company. The change in control agreements are designed to promote stability and continuity of senior management. Under these agreements, certain benefits are payable by us if a “Triggering Event” occurs within two years after a “Change in Control.” In general, the Committee believes that the use of change in control agreements is appropriate because such agreements help insure a continuity of management during a threatened takeover and help insure that management remains focused on completing a transaction that is likely to maximize shareholder value. Payments would only be triggered if a change in control occurs and the officer is terminated or effectively terminated, or if actions are taken that materially and adversely impact the executive officer’s position with us or his or her compensation. The Committee believes that the payment of change in control compensation would be appropriate because the executive officer may have forgone other opportunities at the time of the change in control, and it may be difficult for an executive officer to find a comparable position within a reasonable period of time. The change in control agreements for Messrs. Wolstein and Hurwitz were terminated in July 2009 in connection with the renegotiation of their employment agreements, at which time certain change in control arrangements were included in their employment agreements, as further described below.

As described above, we experienced a potential change in control in April 2009 under our equity-based award plans and the related equity award agreements, and we experienced a change in control in September 2009 under our equity-based award plans, the related equity award agreements, and our equity deferred compensation plan, related to our transactions with the Otto Family. In satisfaction of a condition to the completion of the transaction with the Otto Family, however, we entered into waiver agreements in early 2009 with our officers with change in control agreements (including the named executive officers) by which the officers agreed that the our transactions with the Otto Family would not constitute a change in control under the terms of the change in control agreements. Additional information concerning the terms of the change in control agreements and the amounts payable pursuant to the change in control agreements for the named executive officers upon the occurrence of a “Triggering Event” and a “Change in Control” are contained under the Potential Payments Upon Termination or Change in Control subsection below.

Stock Ownership Guidelines

Under the stock ownership guidelines established by our Board, each executive officer, including the named executive officers, must own common shares or common share equivalents with an aggregate market value of no less than the sum of the officer’s annual salary and annual performance bonus for the immediately preceding year no later than the fourth anniversary of the March 15th on which the officer received his or her first grant of common share equivalents, and on each anniversary date thereafter. Our Board established this particular level of stock ownership for our executive officers because it is reasonable evidence of our continuing commitment to have the interests of our executive officers aligned with the investment interests of our shareholders. During the initial four-year phase-in period, each executive officer is expected to acquire 20% of the amount of required common shares or common share equivalents during each year in order to satisfy the stock ownership guidelines in a timely manner. Unvested restricted shares and shares deferred into our equity deferred compensation plan, but not unvested options, will count as common share equivalents toward satisfying the stock ownership guidelines.

Due to the economic downturn in the United States in 2008 and 2009, which has negatively impacted our stock price, a few of our executive officers who met their stock ownership guidelines as of March 15, 2008 did not meet such guidelines as of March 15, 2009. Due to these extraordinary economic conditions and events, our Board granted a waiver of the stock ownership guidelines for 2009 for all our directors and officers who were subject to Section 16 of the Exchange Act, including our named executive officers. As of March 15, 2010, all of our executive officers met the company’s established stock ownership guidelines.

Margin Policy

Our Board has determined that the adoption of a policy prohibiting our directors and executive officers from engaging in margin trading with respect to our stock is in the best interests of the company and our shareholders. The policy will become effective in 2010 and will provide a phase-in period with regard to margin arrangements existing at the time the policy becomes effective.

Tax and Accounting Implications

Impact of Section 162(m) of the Internal Revenue Code of 1986.  We have made an election to qualify as a real estate investment trust under the Internal Revenue Code, and as such generally will not be subject to federal income tax. Thus, the deduction limit for compensation paid to our Chief Executive Officer and the three other most highly compensated executive officers of a public company contained in Section 162(m) of the Internal Revenue Code is not material to the design and structure of our executive compensation program.

Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Executive Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the Proxy Statement for the 2010 Annual Meeting of Shareholders for filing with the Securities and Exchange Commission.

Executive Compensation Committee
Robert H. Gidel, Chairman
Victor B. MacFarlane
Barry A. Sholem

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Executive Compensation Committee.

Compensation-Related Risk Analysis

In early 2010, a team consisting of members of our management, including members from our internal legal, accounting, finance and human resources departments, along with our external legal counsel and Gressle & McGinley, undertook a subjective review of our compensation policies and practices that applied to all of our employees. This review was designed to review, consider and analyze the extent to which, if any, our compensation policies and practices might create risks for the company, and this review also focused on variable and incentive compensation elements, as well as policies and practices that could mitigate or balance any such incentives. After conducting this review, management determined that none of our compensation policies and practices for our employees creates any risks that are reasonably likely to have a material adverse effect on the company. The results of the review and management’s determination were reviewed and independently considered by the Executive Compensation Committee, which concurred with management’s assessment.

Executive Compensation

2009 Summary Compensation Table

						Non-
						Equity
						Incentive
				Stock	Option	Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)		($)
(a)	(b)	(c)(1)	(d)	(e)(2)	(f)(3)	(g)(1)(4)	(i)		(j)

Scott A. Wolstein	2009	875,000	1,000,000	6,034,976	—	3,963,522	42,237	(5)	11,915,735
Executive Chairman	2008	957,583	—	1,635,181	536,827	920,000	486,351		4,535,942
of the Board of Directors	2007	880,449	700,000	1,625,696	7,526,074	1,000,000	1,414,314		13,146,533
Daniel B. Hurwitz	2009	616,000	750,000	4,424,782	—	2,396,240	27,261	(6)	8,214,283
President and Chief	2008	632,247	—	897,776	294,713	739,200	55,168		2,619,104
Executive Officer	2007	507,131	627,300	642,135	4,392,646	476,000	53,400		6,698,612
David J. Oakes	2009	390,000	—	1,436,988	77,768	487,500	36,189	(7)	2,428,445
Senior Executive Vice	2008	361,667	—	459,441	150,827	364,000	49,970		1,385,905
President of Finance and Chief Financial Officer	2007	247,917	—	1,615,000	2,379,739	350,000	41,428		4,634,084
Paul W. Freddo	2009	380,000	—	983,080	12,297	285,000	22,717	(8)	1,683,094
Senior Executive Vice President	—	—	—	—	—	—	—		—
of Leasing and Development	—	—	—	—	—	—	—		—
William H. Schafer	2009	305,000	—	591,564	13,033	—	26,498	(9)	936,095
Former Executive Vice President	2008	302,878	—	131,538	43,189	122,000	52,928		652,533
and Chief Financial Officer	2007	290,395	—	132,833	603,097	175,361	28,704		1,230,390
Timothy J. Bruce	2009	303,787	—	86,688	14,110	—	1,444,559	(10)	1,849,144
Former Executive Vice President	2008	347,784	—	140,395	46,057	134,190	37,104		705,530
of Development	2007	309,706	—	76,429	582,208	187,022	12,771		1,168,136

(1)	The amounts reported in columns (c) and (except for Messrs. Schafer and Bruce) (g) for 2009 include amounts deferred into our 401(k) plan (a qualified plan) and our elective deferred compensation plan (nonqualified plan) by Messrs. Wolstein, Hurwitz, Oakes, Freddo, Schafer and Bruce for the year ended December 31, 2009 as follows: Mr. Wolstein, $22,000; Mr. Hurwitz, $16,500; Mr. Oakes, $44,700; Mr. Freddo, $46,000; Mr. Schafer, $22,000; and Mr. Bruce, $22,000. Under our elective deferred compensation plan, deferred amounts are payable to the named executive officer at a date specified by the named executive officer at the time of his deferral election in accordance with the provisions of the plan.

(2)	The amounts reported in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted during the reported years (note that, in accordance with SEC guidance, we have recomputed the amounts reported in this column for 2008 and 2007 to conform to this manner of presentation). Assumptions used in the calculation of these amounts are included in Footnote 18 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 26, 2010. As described above in “Compensation Discussion and Analysis,” where achievement under the Value Sharing Equity Program is based on a market condition (adjusted increase in market capitalization), there is no change to report for the grant date fair value of the Value Sharing Equity Program award disclosed for 2009 based on changes in achievement of performance conditions.

(3)	The amounts reported in column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of option awards granted during the reported years (note that, in accordance with SEC guidance, we have recomputed the amounts reported in this column for 2008 and 2007 to conform to this manner of presentation). Assumptions used in the calculation of these amounts are included in Footnote 18 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 26, 2010.

(4)	The amounts reported in column (g) for 2009 reflect cash amounts earned by such executives as annual performance bonuses. While Messrs. Oakes and Freddo were actually paid these amounts, as discussed above, Messrs. Wolstein and Hurwitz voluntarily relinquished $281,230 and $158,107, respectively, of these amounts in consideration of general economic conditions and the interests of the company and its shareholders.

(5)	The amount shown in column (i) for Mr. Wolstein includes $22,810, which is attributable to Mr. Wolstein’s personal use of company aircraft as further described above under Compensation Discussion and Analysis, and $12,077 attributable to the supplemental long-term disability premium. None of the other amounts reported for Mr. Wolstein for 2009 in column (i), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits.

(6)	The amount shown in column (i) for Mr. Hurwitz includes country club expenses. None of the other amounts reported for Mr. Hurwitz for 2009 in column (i), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits.

(7)	The amount reported as “All Other Compensation” for Mr. Oakes for 2009 includes matching contributions to the deferred compensation plan and 401(k) plan of $22,620 and country club expenses. None of the other amounts reported for Mr. Oakes for 2009 in column (i), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits.

(8)	The amount reported as “All Other Compensation” for Mr. Freddo for 2009 includes matching contributions to the deferred compensation plan and 401(k) plan of $12,990. None of the other amounts reported for Mr. Freddo for 2009 in column (i), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits.

(9)	Mr. Schafer departed the company in February 2010. The amount shown in column (i) for Mr. Schafer includes country club expenses. None of the other amounts reported for Mr. Schafer for 2009 in column (i), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits.

(10)	Mr. Bruce departed the company in October 2009. The amount reported as “All Other Compensation” for Mr. Bruce for 2009 includes a severance payment of $1,436,742. None of the other amounts reported for Mr. Bruce for 2009 in column (i), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits.

Supplemental Table: 2009 Total Realized Compensation

The following table provides an alternative look at how the Committee viewed the total realized compensation for 2009 for our named executive officers who continue to serve the company. These amounts are provided to show, and are currently believed by the Committee to be, reasonable estimations of annual realized compensation for our continuing named executive officers over the next few years by excluding unusual or non-recurring items or transactions. As a result, this table excludes the cash compensation disclosed in the “Bonus” column above and the relinquished amounts disclosed in the “Non-Equity Incentive Plan Compensation” column above, presents different amounts for stock and stock option awards and excludes certain amounts disclosed in the “All Other Compensation” column above.

		Restricted	Stock	Incentive Cash		Total Realized
	Salary	Shares	Options	Payment	All Other	Compensation
Name	($)	($)	($)	($)	Compensation	($)
(a)	(b)(1)	(c)(2)	(c)(3)	(d)	(e)(4)	(f)

Scott A. Wolstein	875,000	926,000	—	3,682,292	19,427	5,502,719
Daniel B. Hurwitz	616,000	555,600	—	2,238,133	27,261	3,436,994
David J. Oakes	390,000	316,832	—	487,500	36,189	1,230,521
Paul W. Freddo	380,000	230,088	—	285,000	22,717	917,805

(1)	These amounts are the same as those reported in the 2009 Summary Compensation Table above.

(2)	These amounts represent the value of all restricted shares that vested for each officer as compensation for 2009 calculated based on the closing price of our common shares on the applicable vesting date. These amounts consist of one-fourth of each officer’s retention award that vested on December 31, 2009 and restricted shares paid in February 2010 for 2009 performance (for Messrs. Oakes and Freddo).

(3)	Each officer had stock options that vested during 2009 (other than in connection with the potential change in control and deemed change in control related to our transactions with the Otto Family). No values are provided in this column because the exercise price for all such vested stock options was significantly greater than our current share price, and the Committee did not consider that the vested stock options provided any realized value to the officers for 2009.

(4)	These amounts represent the value of perquisites and personal benefits received by each officer as compensation for the 2009 that were not unusual or non-recurring items. For example, although matching contributions to the 401(k) and deferred compensation plans and life insurance premiums are included for each officer, this column does not include Mr. Wolstein’s personal aircraft use perquisite because that benefit ended in 2009.

2009 Grants of Plan-Based Awards Table

									All Other		All Other
									Stock		Option
									Awards:		Awards:	Exercise	Grant
									Number		Number of	or Base	Date
		Estimated Possible Payouts			Estimated Future Payouts				of Shares		Securities	Price of	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive				of Stock		Underlying	Option	of Stock
	Grant	Plan Awards(1)(2)			Plan Awards(3)				or Units		Options	Awards	and Option
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)		Maximum ($)	(#)		(#)	($/Sh)	Awards($)(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)	(k)	(l)

Scott A. Wolstein	—	729,167	3,281,250	4,375,000	—	—		—	—		—	—	—
	1/12/2009	—	—	—	—	—		—	152,823	(4)	—	—	919,994
	7/29/2009	—	—	—	—	—		—	400,000	(5)	—	—	2,032,000
	7/29/2009	—	—	—	—		(3)	—	—		—	—	3,082,982
Daniel B. Hurwitz	—	410,667	1,848,000	2,464,000	—	—		—	—		—	—	—
	1/12/2009	—	—	—	—	—		—	122,790	(4)	—	—	739,196
	7/29/2009	—	—	—	—	—		—	240,000	(5)	—	—	1,219,200
	7/29/2009	—	—	—	—		(3)	—	—		—	—	2,466,386
David J. Oakes	—	65,000	292,500	487,500	—	—		—	—		—	—	—
	1/12/2009	—	—	—	—	—		—	79,365	(4)	—	—	477,777
	1/12/2009	—	—	—	—	—		—	—		241,290 (4)	6.02	77,768
	7/29/2009	—	—	—	—	—		—	80,000	(5)	—	—	406,400
	7/29/2009	—	—	—	—		(3)	—	—		—	—	552,811
Paul W. Freddo	—	31,667	190,000	380,000	—	—		—	—		—	—	—
	1/12/2009	—	—	—	—	—		—	3,965	(4)	—	—	23,869
	1/12/2009	—	—	—	—	—		—	—		12,048 (4)	6.02	12,297
	7/29/2009	—	—	—	—	—		—	80,000	(5)	—	—	406,400
	7/29/2009	—	—	—	—		(3)	—	—		—	—	552,811
William H. Schafer	—	20,334	122,000	244,000	—	—		—	—		—	—	—
	1/12/2009	—	—	—	—	—		—	13,300	(4)	—	—	80,066
	1/12/2009	—	—	—	—	—		—	—		40,437 (4)	6.02	13,033
	7/29/2009	—	—	—	—	—		—	40,000	(5)	—	—	203,200
	7/29/2009	—	—	—	—		(3)	—	—		—	—	308,298
Timothy J. Bruce	—	23,667	142,000	284,000	—	—		—	—		—	—	—
	1/12/2009	—	—	—	—	—		—	14,400	(4)	—	—	86,688
	1/12/2009	—	—	—	—	—		—	—		43,779 (4)	6.02	14,110

(1)	Amounts for Messrs. Wolstein and Hurwitz reflect the annual performance bonus opportunities established for 2009 under their renegotiated employment agreements at the threshold, target and maximum levels. The amounts shown in column (c) represent the minimum amount payable in cash (83 1/3% and 66 2/3% of base salary, respectively) for minimum performance (threshold achievement of any one of the annual budget performance, relative total shareholder return or strategic objectives performance metrics). The amounts shown in column (d) represent the target amount payable in cash (375% and 300% of base salary, respectively) for target performance (target achievement of all three of the annual budget performance, relative total shareholder return and strategic objectives performance metrics). The amounts shown in column (e) represent the maximum amount payable in cash (500% and 400% of base salary, respectively) for maximum performance (maximum achievement of all three of the annual budget performance, relative total shareholder return and strategic objectives performance metrics) for 2009 under their renegotiated employment agreements. The amounts actually earned by Messrs. Wolstein and Hurwitz for 2009 are included in the “Non-Equity Incentive Plan Compensation” column (column (g)) of the 2009 Summary Compensation Table above. See “Compensation Discussion and Analysis — Analysis of 2009 Executive Compensation Program — Annual Compensation” above for additional information about the annual performance bonuses.

(2)	Amounts for Messrs. Oakes, Freddo, Schafer and Bruce reflect the cash portion of annual performance bonus opportunities established for 2009 under our annual cash incentive plan at the threshold, target and maximum levels. The amounts shown in column (c) represent the minimum amount payable in cash (6 2/3% of base salary for Messrs. Schafer and Bruce, 8 1/3% of base salary for Mr. Freddo and 16 2/3% of base salary for Mr. Oakes) for minimum performance under the performance metrics. The amounts shown in column (d) represent the target amount payable in cash (40% of base salary for Messrs. Schafer and Bruce, 50% of base salary for Mr. Freddo and 75% of base salary for Mr. Oakes) for target performance under the performance metrics. The amounts shown in column (e) represent the maximum amount payable in cash (80% of base salary for Messrs. Schafer and Bruce, 100% of base salary for Mr. Freddo and 125% of base salary for Mr. Oakes) for maximum performance under the performance metrics for 2009. The amounts actually earned by Messrs. Freddo, Oakes, Schafer and Bruce are included in the “Non-Equity Incentive Plan Compensation” column (column (g)) of the 2009 Summary Compensation Table above. See “Compensation Discussion and Analysis — Analysis of 2009 Executive Compensation Program — Annual Compensation” above for additional information about the annual performance bonuses.

(3)	As described above in “Compensation Discussion and Analysis,” achievement under the Value Sharing Equity Program is based on a market condition (adjusted increase in market capitalization), and we are unable to either determine in advance any threshold, target or maximum payout amounts for these awards or to provide a representative target payout amount for the entire 2009-2012 period covered by the Value Sharing Equity Program based on our 2009 performance. See “Compensation Discussion and Analysis — Analysis of 2009 Executive Compensation Program — Long-Term Equity Compensation” above for additional information about the Value Sharing Equity Program.

(4)	As required under the SEC’s disclosure rules, these amounts represent equity actually issued in January 2009 in settlement of the annual performance bonus opportunities established in 2008 for the 2008 performance period for Messrs. Wolstein and Hurwitz and the annual equity awards issued for 2008 for Messrs. Oakes, Freddo, Schafer and Bruce. As a result, we consider these amounts to be part of the named executive officers’ 2008 compensation, and not part of their 2009 compensation.

(5)	These amounts represent the retention equity awards granted to the named executive officers (other than Mr. Bruce) in July 2009. See “Compensation Discussion and Analysis — Analysis of 2009 Executive Compensation Program — Long-Term Equity Compensation” above for additional information about the 2009 retention equity awards.

(6)	Amounts disclosed in this column for equity awards are computed in accordance with FASB ASC Topic 718. For performance awards, the amount disclosed is computed based on the probable outcome of the performance conditions as of the grant date.

Employment Agreements

We are a party to employment agreements with each of the named executive officers. In July 2009, we entered into amended and restated employment agreements with Messrs. Wolstein and Hurwitz. The employment agreements superseded our October 2008 employment agreements with Messrs. Wolstein and Hurwitz. The term of each employment agreement runs from July 29, 2009 through December 31, 2012, which eliminates the “evergreen” renewal feature contained in the October 2008 employment agreements. The employment agreements also contemplated that Mr. Hurwitz would be promoted to Chief Executive Officer when Mr. Wolstein was promoted to Executive Chairman of the Board.

The employment agreements provide for minimum base salaries, subject to increases approved by the Committee, of $875,000 for Mr. Wolstein and $616,000 for Mr. Hurwitz. Messrs. Wolstein and Hurwitz are entitled to participate in our broad-based retirement and other benefit plans, including our 401(k) plan and our deferred compensation program, and are also entitled to receive the medical and dental insurance coverage and benefits maintained by us during the term that are generally available to our other employees. We will also provide disability insurance coverage (or self-insure such coverage) for Mr. Wolstein during the term while Mr. Wolstein is employed by us of at least $46,500 per month through age 65, and for Mr. Hurwitz during the term while Mr. Hurwitz is employed by us of at least $25,000 per month through age 65.

Under the employment agreements, Messrs. Wolstein and Hurwitz are entitled to annual performance-based cash bonuses equal to a percentage of their year-end base salaries as determined by the Committee. The respective threshold, target and maximum annual cash bonus opportunities, as a percentage of year-end base salary, are: Mr. Wolstein, 250%, 375% and 500%; and Mr. Hurwitz, 200%, 300% and 400%. These opportunities were reduced from those provided for in the October 2008 employment agreements (which were 350% at threshold and 800% at maximum for Mr. Wolstein and 300% at threshold and 600% at maximum for Mr. Hurwitz). The Committee will from time to time establish the performance factors and criteria relevant for determination of such annual cash bonuses. There are no guaranteed annual cash bonuses under the employment agreements.

The employment agreements contemplated that Messrs. Wolstein and Hurwitz would receive their retention equity awards, and would be entitled to participate in and receive an award under the Value Sharing Equity Program. In consideration of executing the employment agreements and agreeing to make significant financial concessions, Messrs. Wolstein and Hurwitz received the following cash payments: Mr. Wolstein, $1,000,000; and Mr. Hurwitz, $750,000. Mr. Hurwitz’s employment agreement also provided for Mr. Hurwitz to receive his promotion equity award, as described above.

Each employment agreement may be terminated under a variety of circumstances, including Messrs. Wolstein or Hurwitz’s death. Our Board may terminate each employment agreement for “cause” if Messrs. Wolstein or Hurwitz engages in certain specified conduct, if he is disabled for a specified period of time or at any other time without cause by giving him 90 days’ prior written notice. Each of Messrs. Wolstein or Hurwitz may also terminate his employment agreement for “good reason” in certain specified circumstances or at any other time without good reason by giving us 90 days’ prior written notice.

Messrs. Wolstein and Hurwitz are entitled under the employment agreements to certain additional payments and benefits in the event of certain termination circumstances. If Messrs. Wolstein or Hurwitz is terminated by our Board without cause or he terminates his employment for good reason during the term (and the termination is not in connection with a change in control (as defined in the employment agreements)), he is entitled to receive: (1) accrued but unpaid base salary and his prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount equal to (A) if the termination occurs during either 2009 or 2010, two times the sum of his base salary as of the termination date plus his target annual cash bonus opportunity for the year in which the termination date occurs, (B) if the termination occurs during 2011, the sum of his base salary for the period after the termination date through the end of the term plus two times his target annual cash bonus opportunity for 2011 or (C) if the termination occurs during 2012, the sum of his base salary for the period after the termination date through the end of the term plus his target annual cash bonus opportunity for 2012; and (3) continued health and welfare benefits for him and his eligible dependents through the earlier of the first anniversary of the termination date and the end of the term. Additionally, in the event of such termination, subject to the terms of applicable equity plans, Messrs. Wolstein or Hurwitz’s unvested time-based equity awards and earned but unvested long-term equity incentive awards (including those under the Value Sharing Equity Program) will remain outstanding and continue to vest according to their original vesting terms, subject to our Board’s discretion to cash-out such equity awards.

If either Mr. Wolstein or Mr. Hurwitz is terminated by reason of his death during the term, his estate or beneficiaries are entitled to receive his accrued but unpaid base salary and his prior year’s annual cash bonus to the extent not paid, and his eligible dependents are entitled to receive continued health and welfare benefits through the earlier of the first anniversary of the termination date and the end of the term. Additionally,

Mr. Hurwitz’s estate or beneficiaries are entitled to receive a lump sum amount equal to $2.5 million either from us or as a life insurance payment. If Messrs. Wolstein or Hurwitz is terminated due to disability during the term, he is entitled to receive: (1) his accrued but unpaid based salary and his prior year’s annual cash bonus to the extent not paid; and (2) continued health and welfare benefits for him and his eligible dependents through the earlier of the first anniversary of the termination date and the end of the term. Messrs. Wolstein and Hurwitz have relinquished their rights to receive certain lump sum payments upon termination due to disability, as provided for in the October 2008 employment agreements. Certain of these termination payments and benefits described above are subject to execution of a general release of claims against us or our waiver of such release.

Under the employment agreements, the following payments and benefits are payable by us to Messrs. Wolstein or Hurwitz if a “Triggering Event” occurs during the term: (1) accrued but unpaid base salary and his prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount equal to (A) if the termination occurs during either 2009 or 2010, two times the sum of his base salary as of the termination date plus his target annual cash bonus opportunity for the year in which the termination date occurs, (B) if the termination occurs during 2011, the sum of his base salary for the period after the termination date through the end of the term plus two times his target annual cash bonus opportunity for 2011 or (C) if the termination occurs during 2012, the sum of his base salary for the period after the termination date through the end of the term plus his target annual cash bonus opportunity for 2012; and (3) continued health and welfare benefits for him and his eligible dependents through the earlier of the first anniversary of the termination date and the end of the term. Additionally, under such circumstances, subject to the terms of applicable equity plans, Messrs. Wolstein or Hurwitz’s unvested time-based equity awards and earned but unvested long-term equity incentive awards (including those under the Value Sharing Equity Program) will remain outstanding and continue to vest according to their original vesting terms, subject to our Board’s discretion to cash-out such equity awards. Under these circumstances, we will also be deemed to have waived any requirement for a general release of claims against us.

The terms “change in control” and “Triggering Event” are defined in the employment agreements. Change in control generally means the occurrence during the term of certain events including consummation of a merger or consolidation in which we are not the surviving entity, a sale of substantially all of our assets, or the liquidation or dissolution of the company and certain significant changes in the ownership of our outstanding securities (which triggering threshold has been raised from 20% or more to 30% or more of the voting power of our outstanding securities without the prior consent of our Board) or in the composition of our Board. For each of Messrs. Wolstein and Hurwitz, a Triggering Event means certain situations specified in his employment agreement and occurring during the term in which, within three years (for Mr. Wolstein) or two years (for Mr. Hurwitz) after a change in control, he is terminated or terminates his employment as a result of certain adverse impacts on his position with us or compensation.

The employment agreements have eliminated the gross-up provisions that were contained in Messrs. Wolstein and Hurwitz’s prior employment agreements. The employment agreements also contain a confidentiality covenant regarding our proprietary information that runs for the duration of the term plus two years, a non-solicitation covenant that runs for the duration of the term and other provisions generally designed to ensure compliance with Section 409A of the Internal Revenue Code. Mr. Hurwitz is also subject to a noncompetition covenant for the duration of the term that covers the four largest real estate investment trusts (excluding us) based on market capitalization that focus primarily on neighborhood and community shopping centers (subject to a one percent public equity ownership exception).

Additionally, under the terms of Mr. Wolstein’s employment agreement:

•	We have discontinued providing Mr. Wolstein with a perquisite for personal use of company-owned or company-leased aircraft;

•	Mr. Wolstein’s transition to service as Executive Chairman of the Board during the term did not have an impact on the vesting and exercise provisions of any prior or subsequent equity awards by us;

•	If Mr. Wolstein’s employment is terminated during the term other than by our Board for cause, by Mr. Wolstein without good reason, or by reason of his death, he will be entitled to continued use of office space, office support and secretarial services at our expense until the earliest of the end of the term, his death, the date he begins other employment, or the third anniversary of his termination date; and

•	Our Board will use its best efforts to cause Mr. Wolstein to be elected to our Board at each annual meeting.

During 2009, we were also a party to employment agreements with the other executive officers, including Messrs. Oakes, Freddo, Schafer and Bruce. Our employment agreements with Messrs. Oakes and Freddo are still in effect, but the employment agreements with Messrs. Schafer and Bruce have terminated due to Messrs. Schafer and Bruce’s departures from the company. Each of the employment agreements with Messrs. Oakes, Freddo, Schafer and Bruce contains an “evergreen” provision that provides for an automatic extension of the agreement for an additional year at the end of each fiscal year, subject to the parties’ termination rights. The agreements can be terminated by us by giving 90 days’ prior written notice prior at any time. The agreements provide for minimum base salaries as disclosed in the Compensation Discussion and Analysis above, subject to increases approved by the Committee. Messrs. Schafer and Oakes are entitled to the payment by us of regular membership fees, assessments, and dues for a local country club. In addition, the employment agreements for each of our named executive officers provide for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time and other customary fringe benefits. Attributed costs of these benefits for the named executive officers for 2009 are included in the 2009 Summary Compensation Table above.

Pursuant to their employment agreements, each of Messrs. Freddo, Oakes, Schafer and Bruce is entitled to annual performance bonuses equal to a percentage of his base salary as approved by the Committee. See the Compensation Discussion and Analysis under “— Annual Compensation” for a discussion of the methods used to determine these annual performance bonuses and each named executive officer’s threshold, target and maximum annual performance bonus opportunity. If the named executive officer’s employment is terminated by us without cause, or by the named executive officer for good reason, he is entitled to receive a payment equal to his annual salary plus a pro rata portion (through the date of termination) of the annual performance bonus he would have earned based on actual results for the applicable year and continued life, disability and medical insurance for a period of one year following such termination.

In the cases of Messrs. Oakes, Freddo, Schafer and Bruce, the agreements also provide that to the extent that any of the payments to be made under the employment agreements or the change in control agreements discussed below (together with all other payments of cash or property, whether pursuant to the agreements or otherwise) constitutes “excess parachute payments” under certain tax laws, we will pay to the executive officer such additional amounts as are necessary to cause him to receive the same after-tax compensation that he would have received but for the application of such tax laws.

Outstanding Equity Awards at 2009 Fiscal Year-End Table

	Option Awards						Stock Awards
				Equity						Equity
				Incentive					Equity	Incentive
				Plan					Incentive	Plan
				Awards:			Number		Plan Awards:	Awards:
				Number			of	Market	Number of	Market or
		Number of	Number of	of			Shares or	Value	Unearned	Payout Value
		Securities	Securities	Securities			Units of	of Shares	Shares, Units	of Unearned
		Underlying	Underlying	Underlying			Stock	or Units	or Other	Shares, Units
		Unexercised	Unexercised	Unexercised	Option	Option	That	That	Rights	or Other Rights
	Grant	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	That Have	That Have Not
Name	Date	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Not Vested	Vested ($)
(a)	(b1)	(b2)	(c)	(d)	(e)	(f)	(g)(1)	(h)(2)	(i)	(j)

Scott A. Wolstein	2/24/2004	55,243	—	—	$36.32	2/24/2014	—	—	—	—
	2/24/2005	90,668	—	—	$41.37	2/24/2015	—	—	—	—
	2/23/2006	66,384	—	—	$50.81	2/23/2016	—	—	—	—
	2/23/2007	57,770	—	—	$66.75	2/23/2017	—	—	—	—
	2/21/2008	161,724	—	—	$37.69	2/21/2018	—	—	—	—
	—	—	—	—	—	—	300,000	$2,778,000	—	—
Daniel B. Hurwitz	2/24/2004	17,342	—	—	$36.32	2/24/2014	—	—	—	—
	2/24/2005	48,789	—	—	$41.37	2/24/2015	—	—	—	—
	2/23/2006	26,669	—	—	$50.81	2/23/2016	—	—	—	—
	2/23/2007	22,809	—	—	$66.75	2/23/2017	—	—	—	—
	2/21/2008	88,785	—	—	$37.69	2/21/2018	—	—	—	—
	—	—	—	—	—	—	180,000	$1,666,800	—	—
David J. Oakes	4/16/2007	100,000	—	—	$64.60	4/16/2017	—	—	—	—
	2/21/2008	45,438	—	—	$37.69	2/21/2018	—	—	—	—
	1/12/2009	241,290	—	—	$6.02	1/12/2019	—	—	—	—
	—	—	—	—	—	—	60,000	$555,600	—	—
Paul W. Freddo	10/1/2008	25,000	—	—	$30.80	10/1/2018	—	—	—	—
	1/12/2009	12,048	—	—	$6.02	1/12/2019	—	—	—	—
	—	—	—	—	—	—	60,000	$555,600	—	—
William H. Schafer	2/25/2003	4,500	—	—	$23.00	2/25/2013	—	—	—	—
	2/24/2004	15,036	—	—	$36.32	2/24/2014	—	—	—	—
	2/24/2005	12,669	—	—	$41.37	2/24/2015	—	—	—	—
	2/23/2006	5,901	—	—	$50.81	2/23/2016	—	—	—	—
	2/23/2007	4,719	—	—	$66.75	2/23/2017	—	—	—	—
	2/21/2008	13,011	—	—	$37.69	2/21/2018	—	—	—	—
	1/12/2009	40,437	—	—	$6.02	1/12/2019	—	—	—	—
	—	—	—	—	—	—	30,000	$277,800	—	—
Timothy J. Bruce	9/9/2002	61,896	—	—	$22.89	9/09/2012	—	—	—	—
	2/25/2003	2,080	—	—	$23.00	2/25/2013	—	—	—	—
	2/24/2004	10,672	—	—	$36.32	2/24/2014	—	—	—	—
	2/24/2005	13,395	—	—	$41.37	2/24/2015	—	—	—	—
	2/23/2006	7,881	—	—	$50.81	2/23/2016	—	—	—	—
	2/23/2007	2,706	—	—	$66.75	2/23/2017	—	—	—	—
	2/21/2008	13,875	—	—	$37.69	2/21/2018	—	—	—	—

(1)	Each grant of restricted shares continues to vest in equal annual increments on each of December 31, 2010, 2011 and 2012.

(2)	These amounts were calculated based upon the closing price of our common shares on December 31, 2009 of $9.26.

Except as otherwise indicated, the information in the Outstanding Equity Awards at 2009 Fiscal Year-End Table above is provided as of December 31, 2009. As further described above in Compensation Discussion and Analysis, in April 2009, as a result of a potential change in control, all outstanding unvested stock options became fully exercisable, all restrictions on unvested restricted shares lapsed, and all outperformance awards became vested (which meant that each outperformance award holder’s right to receive a payment if the performance criteria were met was no longer subject to forfeiture upon a termination of the holder’s employment). The performance targets for the outperformance awards, however, were not satisfied as of December 31, 2009, and no payments have been or will be made for any five-year outperformance award.

2009 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)	(#)	Vesting ($)
(a)	(b)	(c)	(d)	(e)(1)

Scott A. Wolstein	0	0	523,842	$3,907,093
Daniel B. Hurwitz	0	0	305,080	$1,812,992
David J. Oakes	0	0	129,117	$1,109,786
Paul W. Freddo	0	0	35,329	$235,326
William H. Schafer	0	0	28,892	$158,071
Timothy J. Bruce	0	0	20,020	$90,336

(1)	Computed as the number of shares acquired on vesting using the closing price of our common shares on the date of vesting.

2009 Nonqualified Deferred Compensation Table(1)

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Aggregate Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)
(a)	(b)(2)	(c)(3)	(d)(4)	(e)	(f)(5)(6)

Elective Deferred Compensation Plan:
Scott A. Wolstein	$0	$0	$100,122	$0	$385,930
Daniel B. Hurwitz	$0	$0	$30,799	$0	$201,906
David J. Oakes	$28,200	$15,270	$430	$0	$94,692
Paul W. Freddo	$24,000	$5,604	$2,422	$0	$32,062
William H. Schafer	$0	$0	$10,157	$(79,396)	$75,589
Timothy J. Bruce	$0	$0	$1,873	$(228,263)	$0
Equity Deferred Compensation Plan:
Scott A. Wolstein	$64,331	$0	$(17,417)	$(46,914)	$0
Daniel B. Hurwitz	$797,837	$0	$751,001	$(105,985)	$2,114,058
David J. Oakes	$1,062,238	$0	$118,951	$0	$1,217,486
Paul W. Freddo	$0	$0	$0	$0	$0
William H. Schafer	$0	$0	$10,411	$(27,403)	$0
Timothy J. Bruce	$37,056	$0	$47,182	$(82,495)	$52,041

(1)	Our nonqualified deferred compensation plans, which include the elective deferred compensation plan and the equity deferred compensation plan, are described more fully in the Compensation Discussion and Analysis under “Other Benefits and Information” above. For information about the impact of the transactions with the Otto Family described above on our equity deferred compensation plan, see the Compensation Discussion and Analysis above under “Other Benefits and Information.”

(2)	In accordance with the transition rules under Section 409A of the Code and the deemed change in control (as further described above), Messrs. Wolstein, Schafer and Bruce each elected to have his deferrals to the elective deferred compensation plan distributed to him in 2009. The amounts reported for our named executive officers in this column are reported under the “Salary” column of the 2009 Summary Compensation Table above.

(3)	The amounts reported for our named executive officers in this column are fully reported as part of the other compensation for each named executive officer in the “All Other Compensation” column of the 2009 Summary Compensation Table.

(4)	None of the amounts reported for our named executive officers in this column are reported in the 2009 Summary Compensation Table.

(5)	The amounts reported for our named executive officers in this column have been previously reported as deferred compensation in our 2007 or 2008 Summary Compensation Tables included in prior years’ proxy statements, except for Mr. Freddo, for whom none of these amounts have been previously reported.

(6)	The amounts reported in this column for the equity deferred compensation plan do not include the following amounts for deferred restricted shares that were unvested at December 31, 2009: Mr. Hurwitz, $1,666,800; and Mr. Oakes, $555,600. These deferrals, which are included as unvested restricted shares in the Outstanding Equity Awards at 2009 Fiscal Year-End Table above, vested in connection with the transactions with the Otto Family as described above under “Compensation Discussion and Analysis — Analysis of 2008 Executive Compensation Program — Other Benefits and Information.”

Potential Payments Upon Termination or Change in Control

We have entered into certain agreements and we maintain certain plans that will require us to provide compensation and other benefits to the named executive officers in the event of a termination of employment or a change in control of the company. The amount of compensation payable to each named executive officer in each situation is listed in the tables below. For Messrs. Bruce and Schafer, however, due to their departures, we disclose their actual termination arrangements below. Based on a hypothetical termination and/or change in control occurring on December 31, 2009, the following tables describe the potential payments upon such termination or change in control for each named executive officer (other than Mr. Bruce, who was no longer serving at December 31, 2009):

Scott A. Wolstein

			Involuntary		Involuntary
			Not For		or Good
	Retirement		Cause		Reason
	or Other		or Good		Termination
Executive Benefits and Payments	Voluntary		Reason	For Cause	(Change
Upon Termination	Termination		Termination	Termination	in Control)	Disability		Death

Compensation:
Cash Severance(1)	$0		$8,312,500	$0	$8,312,500	$0		$0
Long-term Incentives:
Unvested and Accelerated Restricted Shares(2)	$0	(3)	$2,778,000	$0	$2,778,000	$2,778,000		$2,778,000
Unvested and/or Accelerated VSEP Awards(4)	$0	(3)	$892,532	$0	$1,627,815	$892,532		$892,532
Benefits & Perquisites:
Post-Termination Health, Welfare and Outplacement Benefits	$0		$20,000	$0	$20,000	$20,000		$20,000
Life Insurance Proceeds	$0		$0	$0	$0	$0		$400,000
Disability Insurance Proceeds	$0		$0	$0	$0	$2,925,012	(5)	$0
280G Gross-Up(6)	$0		$0	$0	$0	$0		$0
Accrued Vacation(7)	$0		$0	$0	$0	$0		$0
Post Termination Office and Secretarial Services	$0		$420,000	$0	$420,000	$420,000		$0

TOTAL:	$0		$12,423,032	$0	$13,158,315	$7,035,544		$4,090,532

(1)	Amounts calculated pursuant to the terms of Mr. Wolstein’s amended and restated employment agreement.

(2)	Includes 300,000 restricted shares that were granted pursuant to Mr. Wolstein’s 2009 retention equity award.

(3)	Pursuant to the plan under which the restricted shares and Value Sharing Equity Program awards were awarded, the Committee may, in its discretion, accelerate the vesting of unvested restricted shares and/or Value Sharing Equity Program awards in the event of Mr. Wolstein’s retirement.

(4)	Includes value attributable to (i) the accelerated vesting of Value Sharing Equity Program awards in the event that Mr. Wolstein’s employment is terminated on December 31, 2009 without cause, or as a result of disability, or death, or (ii) the accelerated vesting and payment of Value Sharing Equity Program awards in the event that Mr. Wolstein’s employment is terminated without cause on December 31, 2009 in connection with the hypothetical change in control on December 31, 2009, assuming, among other things, a common share price of $10 per share on July 31, 2010, and an adjusted market capitalization value on July 31, 2010 of $1,838,111,285.

(5)	The estimated payments for long-term disability utilize a present value calculation that takes into account (i) the executive’s age and total payments over the benefit term assuming that the disability occurs on December 31, 2009, and (ii) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(6)	Under the terms of his amended and restated employment agreement, Mr. Wolstein is not entitled to a gross-up payment with respect to any excess parachute payments under Section 280G.

(7)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

Daniel B. Hurwitz

			Involuntary		Involuntary
			Not for		or Good
	Retirement		Cause		Reason
	or Other		or Good		Termination
Executive Benefits and Payments	Voluntary		Reason	For Cause	(Change in
Upon Termination	Termination		Termination	Termination	Control)	Disability		Death

Compensation:
Cash Severance(1)	$0		$4,928,000	$0	$4,928,000	$0		$2,500,000
Long-term Incentives:
Unvested and Accelerated Restricted Shares(2)	$0	(3)	$1,666,800	$0	$1,666,800	$1,666,800		$1,666,800
Unvested and/or Accelerated VSEP Awards(4)	$0	(3)	$714,026	$0	$1,302,252	$714,026		$714,026
Benefits & Perquisites:
Post-Termination Health, Welfare and Outplacement Benefits	$0		$20,000	$0	$20,000	$20,000		$20,000
Life Insurance Proceeds	$0		$0	$0	$0	$0		$400,000
Disability Insurance Proceeds	$0		$0	$0	$0	$4,487,493	(5)	$0
280G Gross-Up(6)	$0		$0	$0	$0	$0		$0
Accrued Vacation(7)	$0		$0	$0	$0	$0		$0

TOTAL:	$0		$7,328,826	$0	$7,917,052	$6,888,319		$5,300,826

(1)	Amounts calculated pursuant to the terms of Mr. Hurwitz’s amended and restated employment agreement.

(2)	Includes 180,000 restricted shares that were granted pursuant to Mr. Hurwitz’s 2009 retention equity award.

(3)	Pursuant to the plan under which the restricted shares and Value Sharing Equity Program awards were awarded, the Committee may, in its discretion, accelerate the vesting of unvested restricted shares and/or Value Sharing Equity Program awards in the event of Mr. Hurwitz’s retirement.

(4)	Includes value attributable to (i) the accelerated vesting of Value Sharing Equity Program awards in the event that Mr. Hurwitz’s employment is terminated on December 31, 2009 without cause, or as a result of disability, or death, or (ii) the accelerated vesting and payment of Value Sharing Equity Program awards in the event that Mr. Hurwitz’s employment is terminated without cause on December 31, 2009 in connection with the hypothetical change in control on December 31, 2009, assuming, among other things, a common share price of $10 per share on July 31, 2010, and an adjusted market capitalization value on July 31, 2010 of $1,838,111,285.

(5)	The estimated payments for long-term disability utilize a present value calculation that takes into account (i) the executive’s age and total payments over the benefit term assuming that the disability occurs on December 31, 2009, and (ii) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(6)	While Mr. Hurwitz’s amended and restated employment agreement does not provide gross-up protection with respect to any excise tax attributable to excess parachute payments under Section 280G, based on the assumed hypothetical termination and change in control, Mr. Hurwitz would be subject to an excise tax of approximately $990,862.

(7)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

David J. Oakes

			Involuntary		Involuntary
			Not For		or Good
	Retirement		Cause		Reason
	or Other		or Good		Termination
Executive Benefits and	Voluntary		Reason	For Cause	(Change in
Payments Upon Termination	Termination		Termination	Termination	Control)	Disability		Death

Compensation:
Cash Severance(1)	$0		$877,500	$0	$1,755,000	$877,500		$877,500
Long-term Incentives:
Unvested and Accelerated Restricted Shares(2)	$0	(3)	$555,600	$0	$555,600	$555,600		$555,600
Unvested and/or Accelerated VSEP Awards(4)	$0	(3)	$160,040	$0	$291,884	$160,040		$160,040
Benefits & Perquisites:
Post-Termination Health, Welfare and Outplacement Benefits	$0		$20,000	$0	$98,500	$20,000		$20,000
Life Insurance Proceeds	$0		$0	$0	$0	$0		$400,000
Disability Insurance Proceeds	$0		$0	$0	$0	$2,048,003	(5)	$0
280G Gross-Up(6)	$0		$0	$0	$818,056	$0		$0
Accrued Vacation(7)	$0		$0	$0	$0	$0		$0

TOTAL:	$0		$1,613,140	$0	$3,519,040	$3,661,143		$2,013,140

(1)	Amounts calculated pursuant to the terms of Mr. Oakes’ employment agreement or change in control agreement, as applicable.

(2)	Includes 60,000 restricted shares that were granted pursuant to Mr. Oakes’ 2009 retention equity award. Restricted shares do not vest in the event that Mr. Oakes is terminated for good reason.

(3)	Pursuant to the plan under which the restricted shares and Value Sharing Equity Program awards were awarded, the Committee may, in its discretion, accelerate the vesting of unvested restricted shares and/or Value Sharing Equity Program awards in the event of Mr. Oakes’ retirement.

(4)	Includes value attributable to (i) the accelerated vesting of Value Sharing Equity Program awards in the event that Mr. Oakes’ employment is terminated on December 31, 2009 without cause, or as a result of disability, or death, or (ii) the accelerated vesting and payment of Value Sharing Equity Program awards in the event that Mr. Oakes’ employment is terminated without cause on December 31, 2009 in connection with the hypothetical change in control on December 31, 2009, assuming, among other things, a common share price of $10 per share on July 31, 2010, and an adjusted market capitalization value on July 31, 2010 of $1,838,111,285.

(5)	The estimated payments for long-term disability utilize a present value calculation that takes into account (i) the executive’s age and total payments over the benefit term assuming that the disability occurs on December 31, 2009, and (ii) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(6)	The amount of Mr. Oakes’ 280G gross-up payment is calculated assuming that he is not entitled to a gross-up with respect to the estimated value of the excess parachute payments attributable to his Value Sharing Equity Program awards.

(7)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

Paul W. Freddo

			Involuntary		Involuntary
			Not For		or Good
	Retirement		Cause		Reason
	or Other		or Good		Termination
Executive Benefits and Payments	Voluntary		Reason	For Cause	(Change in
Upon Termination	Termination		Termination	Termination	Control)	Disability		Death

Compensation:
Cash Severance(1)	$0		$665,000	$0	$1,520,000	$665,000		$665,000
Long-term Incentives:
Unvested and Accelerated Restricted Shares(2)	$0	(3)	$555,600	$0	$555,600	$555,600		$555,600
Unvested and/or Accelerated VSEP Awards(4)	$0	(3)	$160,040	$0	$291,884	$160,040		$160,040
Benefits & Perquisites:
Post-Termination Health, Welfare and Outplacement Benefits	$0		$20,000	$0	$97,000	$20,000		$20,000
Life Insurance Proceeds	$0		$0	$0	$0	$0		$400,000
Disability Insurance Proceeds	$0		$0	$0	$0	$2,299,308	(5)	$0
280G Gross-Up(6)	$0		$0	$0	$858,470	$0		$0
Accrued Vacation(7)	$0		$0	$0	$0	$0		$0

TOTAL:	$0		$1,400,640	$0	$3,322,954	$3,699,948		$1,800,640

(1)	Amounts calculated pursuant to the terms of Mr. Freddo’s employment agreement or change in control agreement, as applicable.

(2)	Includes 60,000 restricted shares that were granted pursuant to Mr. Freddo’s 2009 retention equity award. Restricted shares do not vest in the event that Mr. Freddo is terminated for good reason.

(3)	Pursuant to the plan under which the restricted shares and Value Sharing Equity Program awards were awarded, the Committee may, in its discretion, accelerate the vesting of unvested restricted shares and/or Value Sharing Equity Program awards in the event of Mr. Freddo’s retirement.

(4)	Includes value attributable to (i) the accelerated vesting of Value Sharing Equity Program awards in the event that Mr. Freddo’s employment is terminated on December 31, 2009 without cause, or as a result of disability, or death, or (ii) the accelerated vesting and payment of Value Sharing Equity Program awards in the event that Mr. Freddo’s employment is terminated without cause on December 31, 2009 in connection with the hypothetical change in control on December 31, 2009, assuming, among other things, a common share price of $10 per share on July 31, 2010, and an adjusted market capitalization value on July 31, 2010 of $1,838,111,285.

(5)	The estimated payments for long-term disability utilize a present value calculation that takes into account (i) the executive’s age and total payments over the benefit term assuming that the disability occurs on December 31, 2009, and (ii) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(6)	The amount of Mr. Freddo’s 280G gross-up payment is calculated assuming that he is not entitled to a gross-up with respect to the estimated value of the excess parachute payments attributable to his Value Sharing Equity Program awards.

(7)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

William H. Schafer

		Involuntary		Involuntary
		Not For		or Good
	Retirement	Cause		Reason
	or Other	or Good		Termination
Executive Benefits and	Voluntary	Reason	For Cause	(Change in
Payments Upon Termination	Termination	Termination	Termination	Control)	Disability		Death

Compensation:
Cash Severance(1)	$0	$427,000	$0	$1,098,000	$427,000		$427,000
Long-term Incentives:
Unvested and Accelerated Restricted Shares(2)	$0 (3)	$277,800	$0	$277,800	$277,800		$277,800
Unvested and/or Accelerated VSEP Awards(4)	$0 (3)	$89,253	$0	$162,781	$89,253		$89,253
Outperformance Units(5)	$0	$0	$0	$0	$0		$0
Benefits & Perquisites:
Post-Termination Health, Welfare and Outplacement Benefits	$0	$20,000	$0	$85,750	$20,000		$20,000
Life Insurance Proceeds	$0	$0	$0	$0	$0		$400,000
Disability Insurance Proceeds	$0	$0	$0	$0	$2,948,914	(6)	$0
280G Gross-Up(7)	$0	$0	$0	$0	$0		$0
Accrued Vacation(8)	$0	$0	$0	$0	$0		$0

TOTAL:	$0	$814,053	$0	$1,624,331	$3,762,967		$1,214,053

(1)	Amounts calculated pursuant to the terms of Mr. Schafer’s employment agreement or change in control agreement, as applicable.

(2)	Includes 30,000 restricted shares that were granted pursuant to Mr. Schafer’s 2009 retention equity award. Restricted shares do not vest in the event that Mr. Schafer is terminated for good reason.

(3)	Pursuant to the plan under which the restricted shares and Value Sharing Equity Program awards were awarded, the Committee may, in its discretion, accelerate the vesting of unvested restricted shares and/or Value Sharing Equity Program awards in the event of Mr. Schafer’s retirement.

(4)	Includes value attributable to (i) the accelerated vesting of Value Sharing Equity Program awards in the event that Mr. Schafer’s employment is terminated on December 31, 2009 without cause, or as a result of disability, or death, or (ii) the accelerated vesting and payment of Value Sharing Equity Program awards in the event that Mr. Schafer’s employment is terminated without cause on December 31, 2009 in connection with the hypothetical change in control on December 31, 2009, assuming, among other things, a common share price of $10 per share on July 31, 2010, and an adjusted market capitalization value on July 31, 2010 of $1,838,111,285.

(5)	Amounts calculated pursuant to the terms of Mr. Schafer’s outperformance long-term incentive agreement. Although the outperformance units vested in 2009, for the hypothetical change in control on December 31, 2009 and the hypothetical without cause, death or disability termination on December 31, 2009 scenarios, it was assumed that none of the metrics would have been achieved during the applicable measurement period.

(6)	The estimated payments for long-term disability utilize a present value calculation that takes into account (i) the executive’s age and total payments over the benefit term assuming that the disability occurs on

December 31, 2009, and (ii) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(7)	While Mr. Schafer’s change in control agreement provides for gross-up protection with respect to excess parachute payments under Section 280G, based on the assumed hypothetical termination, the gross-up payment would not be triggered because no excess parachute payments would be made.

(8)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

On July 28, 2009, we entered into a Separation Agreement and Release, or separation agreement, with Mr. Bruce as a result of the elimination of his position as our Executive Vice President of Development. The separation agreement reflected Mr. Bruce’s departure as a termination without cause effective October 27, 2009, through which date Mr. Bruce continued to receive his then-current compensation and benefits from us. The separation agreement was subject to a revocation period in favor of Mr. Bruce.

Pursuant to the separation agreement, Mr. Bruce will receive a lump-sum payment (less applicable deductions) equal to $1,278,000 in May 2010. Mr. Bruce will also continue to receive our health and welfare benefits coverage for him and his eligible dependents for up to two years following his employment on the same terms applicable to our active employees, and will receive one year of outplacement services. In consideration of these payments and benefits, Mr. Bruce agreed to a general release of potential claims against us and certain related parties. The treatment of Mr. Bruce’s equity and incentive awards has and will be governed by the applicable provisions of our plans covering such awards. We also waived Mr. Bruce’s one-year non-competition covenant, but other covenants provided for in Mr. Bruce’s employment agreement remain in full force and effect, including his confidentiality, non-solicitation and cooperation covenants.

On January 26, 2010, we also entered into a Separation Agreement and Release with Mr. Schafer as a result of the conclusion of his employment with us effective February 15, 2010. The separation agreement reflected Mr. Schafer’s departure as a termination without cause effective February 15, 2010, through which date Mr. Schafer also continued to receive his then-current compensation and benefits from us. The separation agreement was also subject to a revocation period in favor of Mr. Schafer.

Pursuant to the separation agreement, Mr. Schafer received a lump-sum payment (less applicable deductions) equal to $1,221,000 and a payment (less applicable deductions) equal to $122,000, or the target amount of his 2009 annual performance bonus opportunity, in February 2010. Mr. Schafer will also receive a lump-sum payment (less applicable deductions) equal to $549,000 payable after six months. Mr. Schafer will also continue to receive our health and dental benefits coverage for him and his eligible dependents for up to two years following his employment on the same terms applicable to our active employees, and will receive one year of outplacement services. We also agreed to cover reasonable legal fees for Mr. Schafer in connection with the execution and receipt of payments under his separation agreement. In consideration of these payments and benefits, Mr. Schafer agreed to a general release of potential claims against us and certain related parties. The treatment of Mr. Schafer’s equity and incentive awards has and will be governed by the applicable provisions of our plans covering such awards. We also waived Mr. Schafer’s one-year non-competition covenant, but other covenants provided for in Mr. Schafer’s employment agreement remain in full force and effect, including his confidentiality, non-solicitation and cooperation covenants.

As described above, Messrs. Wolstein and Hurwitz’s employment agreements include provisions regarding the payments and benefits to which they are entitled in certain circumstances in the event of a change in control. The change in control agreements for the other executive officers, including Messrs. Oakes and Freddo (and Schafer and Bruce during their employment), were last amended in December 2008 to bring such agreements into compliance with Section 409A of the Internal Revenue Code. Under the change in control agreements, benefits are payable by us if a “Triggering Event” occurs within two years after a “Change in Control.” Payments are only triggered if a change in control occurs and the officer is terminated or effectively terminated, or actions are taken that materially and adversely impact the officer’s position with us or his compensation. A “Triggering Event” occurs if within two years after a change in control:

•	we terminate the employment of the named executive officer, other than in the case of a “Termination For Cause” (as defined in the applicable change in control agreement);

•	we reduce the named executive officer’s title, responsibilities, power or authority in comparison with his title, responsibilities, power or authority at the time of the change in control, and the officer then terminates his employment with us;

•	we assign the named executive officer duties that are inconsistent with the duties assigned to the named executive officer on the date on which the change in control occurred and which duties we persist in assigning to the named executive officer despite the prior written objection of that officer, and the officer then terminates his employment with us;

•	we (1) reduce the named executive officer’s base salary, his annual performance-based cash bonus percentages of salary, his group health, life, disability or other insurance programs (including any such benefits provided to the named executive officer’s family), his pension, retirement or profit-sharing benefits or any benefits provided by our equity-based award plans or any substitute therefore, (2) exclude him from any plan, program or arrangement in which our other executive officers are included, (3) establish criteria and factors to be achieved for the payment of annual performance bonus compensation that are substantially different than the criteria and factors established for our other similar executive officers, or (4) fail to pay the named executive officer any annual performance bonus compensation to which the named executive officer is entitled through the achievement of the criteria and factors established for the payment of such bonus, and the officer then terminates his employment with us; or

•	we require the named executive officer to be based at or generally work from any location more than 50 miles from the geographical center of Cleveland, Ohio or any approved remote office, and the officer then terminates his employment with us.

A “Change in Control” occurs if:

•	any person or group of persons, acting alone or together with any of its affiliates or associates, acquires a legal or beneficial ownership interest, or voting rights, in 20% or more of the outstanding common shares;

•	at any time during a period of two years, individuals who were our directors at the beginning of the period no longer constitute a majority of the members of our Board unless the election, or the nomination for election by our shareholders, of each director who was not a director at the beginning of the period is approved by at least two-thirds of the directors who are in office at the time of the election or nomination and were directors at the beginning of the period;

•	a record date is established for determining our shareholders entitled to vote upon (1) a merger or consolidation with another real estate investment trust, partnership, corporation or other entity in which we are not the surviving or continuing entity or in which all or a substantial part of the outstanding shares are to be converted into or exchanged for cash, securities, or other property, (2) a sale or other disposition of all or substantially all of our assets, or (3) the dissolution of the company; or

•	our Board or our shareholders approve a consolidation or merger in which we are not the surviving corporation, the sale of substantially all of our assets, or the liquidation or dissolution of the company.

Upon the occurrence of a Triggering Event, we must pay the named executive officer an amount equal to the sum of two times the then-effective annual salary and the annual performance bonus at the maximum level payable to the officer. In addition, we agreed to provide continued insurance benefits that are comparable to or better than those provided to the named executive officer at the time of the Change in Control until the earlier of two years from the date of the Triggering Event and the date the named executive officer becomes eligible to receive comparable or better benefits from a new employer and outplacement services for a period of up to one year.

Each change in control agreement provides that to the extent that any of the payments to be made to the named executive officer (together with all other payments of cash or property, whether pursuant to the agreement or otherwise, other than pursuant to a performance unit plan or an outperformance award (if applicable)) constitutes “excess parachute payments” under certain tax laws, we will pay the named executive officer such additional amounts as are necessary to cause him to receive the same after-tax compensation that he would have but for the application of such tax laws. For information about the impact of the transactions with the Otto Family described above on our change in control agreements, see the Compensation Discussion and Analysis above under “Change in Control Agreements.”

Compensation of Directors

2009 Director Compensation Table

	Fees Earned or	Stock
Name	Paid in Cash	Awards	Total
(a)	(b)($)(1)	(c)($)(2)	(h)($)

Dean Adler	$104,000	—	$104,000
Terrance R. Ahern	$217,540	—	$217,540
James C. Boland	—	$27,089	$27,089
Thomas Finne	$10,688	$10,691	$21,379
Robert H. Gidel	—	$149,388	$149,388
Volker Kraft	$38,125	$38,147	$76,272
Victor B. MacFarlane	$161,250	—	$161,250
Craig Macnab	—	$188,834	$188,834
Scott D. Roulston	$79,688	$79,694	$159,382
Barry A. Sholem	—	$143,774	$143,774
William B. Summers, Jr.	$76,458	$76,480	$152,938

(1)	All or a portion of the fees listed for Messrs. Adler, Ahern and MacFarlane were deferred into the Directors’ Deferred Compensation Plan.

(2)	The amounts reported in column (c) reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718, for stock awards granted to the non-employee directors in 2009. The non-employee directors had option awards outstanding as of December 31, 2009 for the following number of shares: Mr. Ahern, 5,000; Mr. MacFarlane, 10,000; and Mr. Sholem, 6,000. No other options awards had been granted to the remaining non-employee directors at December 31, 2009. None of the non-employee directors had unvested stock awards outstanding as of December 31, 2009. The grant date fair value of the stock awards issued to each non-employee director in fiscal year 2009 is reflected in this column.

Effective January 1, 2009, our non-employee directors receive an annual retainer of $125,000 for the year ended each May 14th. The annual retainer is paid in either cash or our common shares, at the director’s election. Non-chair members of the Audit Committee and the Executive Compensation Committees receive $25,000 as a fee for their service on each committee. Non-chair members of the Nominating and Corporate Governance Committee receive a fee of $20,000, and non-chair members of the Dividend Declaration Committee receive a fee of $10,000, for service on these committees. Persons who chair the Audit Committee, the Executive Compensation Committee and the Nominating and Corporate Governance Committee are entitled to receive a fee of $40,000, $40,000 and $30,000, respectively, for services rendered on these committees. The lead director is entitled to receive additional compensation of $50,000 as a fee for services rendered as lead director. Additionally, each non-management member of our Board who serves on the Executive Committee receives an additional $25,000 fee for service on the Executive Committee.

No less than 50% of the total of each director’s annual retainer and annual Board committee fees (and annual lead director fee, if applicable) must be received in the form of our common shares or deferred into the directors’ deferred compensation plan. Under the directors’ deferred compensation plan, deferred fees are converted into units that are the equivalent of common shares, although the units do not have voting rights. Fees are paid to committee members, the respective committee chairs and lead director in quarterly installments. The number of common shares (or common share equivalents under the directors’ deferred compensation plan) to be issued quarterly is determined by converting one-fourth of the value of the annual fees or retainers that each director elected to receive in the form of common shares (or deferred under the directors’ deferred compensation plan) into common shares (or common share equivalents under the directors’ deferred compensation plan) based on the fair market value of the common shares on the business day preceding the date of the issuance. These common shares are 100% vested on the date of issuance. Each non-employee director is also reimbursed for expenses incurred in attending meetings because we view meeting attendance as integrally and directly related to the performance of the non-employee directors’ duties.

Directors’ Deferred Compensation Plan.  Non-employee directors have the right to defer all or a portion of their fees pursuant to our directors’ deferred compensation plan. Our directors deferred compensation plan is an unsecured, general obligation of the company. Participants’ contributions are converted to units, based on the market value of the common shares, so that each unit is the economic equivalent of one common share without voting rights. Settlement of units is made in cash at a date determined by the participant at the time a deferral election is made. We have established a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under the plans. Common shares equal to the number of units credited to participants’ accounts under the plans are contributed to the “rabbi” trust. In the event of our insolvency, the assets of the “rabbi” trust are available to general creditors. Messrs. Adler, Ahern and MacFarlane elected to defer all of their 2009 fees pursuant to our directors’ deferred compensation plan. During their terms as directors, Messrs. Adler, Ahern, MacFarlane, Macnab and Roulston have deferred compensation represented by the following number of units:

	Number of
	Units under the	Value of Units as of
	Directors’ Deferred	the Year Ended
	Compensation Plan as of	December 31,
Name	December 31, 2009	2009 ($)

Dean S. Adler	47,822	$442,832
Terrance R. Ahern	67,177	$622,058
Victor B. MacFarlane	45,126	$417,867
Craig Macnab	17,583	$162,819
Scott D. Roulston	9,805	$90,794

Equity Deferred Compensation Plan.  Prior to 2006, directors received a portion of their fees in restricted shares and a portion of their fees in cash. Directors had the right to defer the vesting of the restricted shares pursuant to the equity deferred compensation plan. In addition, for compensation earned prior to December 31, 2004, directors had the right to defer the gain otherwise recognizable upon the exercise of options in accordance with the terms of the equity deferred compensation plan. During their terms as directors, Messrs. Adler, Ahern, MacFarlane and Macnab have deferred compensation into the equity deferred compensation plan represented by the following number of units:

	Number of Units	Value of Units as of
	under the	the Year Ended
	Equity Deferred	December 31,
Name	Compensation Plan	2009 ($)

Dean S. Adler	1,029	$9,529
Terrance R. Ahern	1,029	$9,529
Victor B. MacFarlane	1,029	$9,529
Craig Macnab	695	$6,436

As described above, because the Otto Family collectively became the beneficial owners of 20% or more of our outstanding common shares in connection with the transactions with the Otto Family, a change in control was deemed to have occurred in September 2009 under our equity deferred compensation plan in which some of our directors participate. Under the original equity deferred compensation plan and the new equity deferred compensation plan, due to the change in control, all unvested deferred stock units held for each participant became vested. Vested deferred stock units under the original equity deferred compensation plan were distributed to participants on a one-for-one basis in the form of our common shares at the time of the change in control. Vested deferred stock units under the new equity deferred compensation plan will not be distributed to participants until the end of the deferral period selected by each participant.

Stock Ownership Guidelines

Under the stock ownership guidelines established by our Board, each director must own common shares or common share equivalents with an aggregate market value of no less than $200,000 no later than the fourth anniversary of the June 1st following the date restricted shares or common shares comprising a component of the director’s compensation are first granted to the director, or, if the director is elected or appointed to our Board other than at the annual meeting, the date such director has received compensation for four years of service, and on each June 1st thereafter. Our Board established this particular level of stock ownership for our directors because it is reasonable evidence of our continuing commitment to have the interests of our directors aligned with the investment interests of our shareholders. During the initial four-year phase-in period, each director is required to own 1/4 of the requisite value of common shares and common share equivalents on the date such director has received compensation for one year of service as a director, 1/2 of the requisite value after the receipt of compensation for two years of service and 3/4 of the requisite value after receipt of compensation for three years of service. Unvested restricted shares and shares deferred into our equity deferred compensation plan, but not unvested options, will count as common share equivalents toward satisfying the stock ownership guidelines.

Due to the economic downturn in the United States in 2008 and 2009, which has negatively impacted our stock price, a few of our directors who met their stock ownership guidelines as of March 15, 2008 did not meet such guidelines as of March 15, 2009. Due to these extraordinary economic conditions and events, our Board granted a waiver of the stock ownership guidelines for 2009 for all our directors and officers who were subject to Section 16 of the Exchange Act. As of March 15, 2010, all of our directors met the company’s established stock ownership guidelines.

CERTAIN TRANSACTIONS

Lease of Corporate Headquarters and Equity Investment

We lease space at our former corporate headquarters in Moreland Hills, Ohio, which is owned by Mrs. Bert Wolstein, the mother of Mr. Wolstein. General and administrative rental expense associated with this office space aggregated $0.5 million in 2009. The lease expired on December 31, 2009.

As described under “Proposal One,” on February 23, 2009, we entered into the Otto Stock Purchase Agreement with Mr. Alexander Otto to issue and sell 30,000,000 common shares and warrants to purchase 10,000,000 common shares to the Otto Family, including Mr. Otto. Mr. Otto is currently the Chairman of the Executive Board of ECE Projektmanagement G.m.b.H. & Co. KG, which we refer to as ECE, which is a fully integrated international developer, owner and manager of shopping centers. In May 2007, we formed a joint venture with ECE to fund investments in new retail developments to be located in western Russia and Ukraine. We contributed 75% of the equity of the joint venture, and ECE contributed the remaining 25% of the equity. Drs. Kraft and Finne are the Otto Family’s nominees pursuant to the investor rights agreement that we entered into with Mr. Otto pursuant to the terms of the Otto Stock Purchase Agreement. Dr. Kraft is a director of ECE International, one of the limited partners in the ECE/DDR joint venture, where he is responsible for commercial real estate project management in Central and Eastern Europe, and is also a

Managing Director of ECE Investment International G.m.b.H. with responsibility for the development of an institutional real estate fund management platform in Europe.

Review, Approval or Ratification of Transactions with Related Persons

We have a written policy regarding the review and approval of related party transactions. A proposed transaction between us and certain parties enumerated in the policy must be submitted to the Executive Vice President-Corporate Transactions and Governance. The policy applies to our directors, nominees for directors, officers and employees; subsidiaries and joint venture partners; significant shareholders (generally holding as a beneficial owner 5% or more of our voting securities) of us or of our subsidiaries or joint venture partners; family members (such as spouse, parent, stepparent, children, stepchildren, sibling, mother or father-in-law, son or daughter-in-law or sister or brother-in-law of such person or anyone residing in such person’s home) and close friends of directors, nominees for directors, officers, employees or significant shareholders; entities in which a director, nominee for director, officer or employee (or a family member or close friend of such person) has a significant interest or holds an employment, management or board position; provided, however, ownership of less than 1% of a publicly-traded entity will not be deemed a significant interest; trusts for the benefit of employees, such as profit-sharing, deferred compensation or retirement fund trusts, that are managed by or under the trusteeship of management; or any other party who directly or indirectly controls, is controlled by or under common control with us (or its subsidiaries) (“control” means the power to direct or cause the direction of the management and policies of an entity through ownership, contract or otherwise). The relationship of the parties and the terms of the proposed transaction, among other things, are reviewed by the Nominating and Corporate Governance Committee to determine if the proposed transaction would constitute a related party transaction. If the committee determines that the proposed transaction would be a related party transaction, it will make a recommendation to our Board. All related party transactions, whether or not those transactions must be disclosed under federal securities laws, are subject to prior approval by our Board pursuant to the policy and reviewed annually with the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and owners of more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Executive officers, directors and owners of more than 10% of our common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all officers, directors, and greater than 10% beneficial owners filed the required reports on a timely basis, except that Mr. Wolstein filed two Forms 4/A during 2009 to amend (and thus report late) two prior transactions.

PROPOSAL TWO: RATIFICATION OF THE SELECTION OF
PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT ACCOUNTANTS
FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2010

PricewaterhouseCoopers LLP served as our independent registered public accounting firm in 2009 and is expected to be retained to do so in 2010. Our Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, available to respond to appropriate questions and have an opportunity to make a statement, if desired.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Amended and Restated Code of Regulations or otherwise. However, our Board is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its shareholders.

Fees Paid to PricewaterhouseCoopers LLP.  The following table presents fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2009 and 2008.

	2009	2008

Audit fees(1)	$2,019,774	$1,606,469
Audit-related fees(2)	$1,075,725	$1,218,654
Tax fees(3)	$728,025	$631,028
All other fees(4)	$1,616	$1,616

Total	$3,825,140	$3,457,767

(1)	Audit fees consisted principally of fees for the audit of our financial statements, as well as audit-related tax services and registration statement related services performed pursuant to SEC filing requirements. Of these amounts, the registration-related services were $234,769 and $74,032 for 2009 and 2008, respectively. In addition, of the audit fees paid in 2009, $343,399 related to additional auditing services provided to us in 2008 but not billed by PricewaterhouseCoopers LLP until 2009. Similarly, of the audit fees paid in 2008, $195,399 related to additional auditing services provided to us in 2007 but not billed by PricewaterhouseCoopers LLP until 2008.

(2)	Audit-related fees consisted of fees billed for assurance and related services by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Such audit-related fees consisted solely of fees for separate entity and joint venture audits and reviews. Of the aggregate amount of audit-related fees paid in 2009, $659,194 was for audit-related services provided to us in 2008 but not billed by PricewaterhouseCoopers LLP until 2009. Of the aggregate amount of audit-related fees paid in 2008, $619,432 was for audit-related services provided to us in 2007 but not billed by PricewaterhouseCoopers LLP until 2008. Several of our joint venture agreements require the engagement of an independent registered public accounting firm to perform audit-related services because the joint venture investments have separate financial statement reporting requirements.

(3)	Tax fees consisted of fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance and tax consulting services, $337,288 and $507,468 of which consisted of tax compliance services for 2009 and 2008, respectively. Such tax compliance fees consisted solely of fees for separate entity and joint venture tax reviews.

(4)	All other fees consisted of fees billed for other products and services provided by PricewaterhouseCoopers LLP. The fees billed in 2009 and 2008 relate primarily to software licensing for accounting and professional standards.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.  The Audit Committee has a policy for the pre-approval of audit and permissible non-audit services pursuant to which the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee pre-approves specifically described audit and permissible non-audit services, and periodically grants general pre-approval of categories of audit and permissible non-audit services up to specified cost thresholds. Any services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. All of the services rendered by PricewaterhouseCoopers LLP under the categories “Audit-related fees,” “Tax fees” and “All other fees” described above were pre-approved by the Audit Committee.

Auditor Independence.  The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Our Board Recommends That Shareholders Vote FOR Ratification of the Selection of PricewaterhouseCoopers LLP As Our Independent Accountants for Our Fiscal Year Ending December 31, 2010.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Any shareholder proposals intended to be presented at our 2011 annual meeting of shareholders must be received by our Secretary at 3300 Enterprise Parkway, Beachwood, Ohio 44122, on or before December 10, 2010, for inclusion in our proxy statement and form of proxy relating to the 2011 annual meeting of shareholders. As to any proposal that a shareholder intends to present to shareholders other than by inclusion in our proxy statement for our 2011 annual meeting of shareholders, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless we receive notice of the matter to be proposed not later than February 23, 2011. Even if proper notice is received on or prior to February 23, 2011, the proxies named in our proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the accompanying annual report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any beneficial shareholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the accompanying annual report or if any such shareholder wishes to receive a separate proxy statement and annual report in the future, the shareholder should provide such instructions to us by calling Kate Deck, Investor Relations Director, at (216) 755-5500, or by writing to Developers Diversified Realty Corporation, Investor Relations, at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

OTHER MATTERS

Shareholders and other interested parties may send written communications to our Board or the non-management directors as a group by mailing them to our Board, c/o Corporate Secretary, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, Ohio 44122. All communications will be forwarded to our Board or the non-management directors as a group, as applicable.

Shareholders may vote either by completing, properly signing and returning the accompanying proxy card via mail, by telephone or over the Internet, or by attending and voting at the Annual Meeting. If you properly complete and timely return your proxy card or properly and timely follow the telephone or Internet voting instructions described below, your proxy (meaning one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign and return the proxy card but do not indicate specific choices as to your vote, your proxy will vote your shares as recommended by our Board: (i) to elect Terrance R. Ahern, James C. Boland, Thomas Finne, Robert H. Gidel, Daniel B. Hurwitz, Volker Kraft, Victor B. MacFarlane, Craig Macnab, Scott D. Roulston, Barry A. Sholem, William B. Summers, Jr. and Scott A. Wolstein as directors and (ii) to ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for our fiscal year ending December 31, 2010. For information on how to obtain directions to be able to attend the Annual Meeting and vote in person, please contact Kate Deck, Investor Relations Director, at (216) 755-5500 or at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

If any other matter is presented at the Annual Meeting, your proxy will vote your shares in accordance with his or her discretion. As of the date of this proxy statement, we are not aware of any matter to be acted on at the Annual Meeting other than those matters described in this proxy statement.

By order of the Board of Directors,

Joan U. Allgood
Secretary

Dated: April 9, 2010

FORM OF PROXY CARD
YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time on May 10, 2010.

INTERNET
http://www.proxyvoting.com/ddr
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼    FOLD AND DETACH HERE    ▼

This proxy, when properly executed, will be voted as specified by the shareholder.
If no specifications are made, the proxy will be voted FOR the nominees described in proposal 1 and FOR proposal 2.
1. ELECTION OF DIRECTORS

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1.1 Terrance R. Ahern	☐	☐	☐	1.6 Volker Kraft	☐	☐	☐	1.11 William B. Summers, Jr.	☐	☐	☐

1.2 James C. Boland	☐	☐	☐	1.7 Victor B. MacFarlane	☐	☐	☐	1.12 Scott A. Wolstein	☐	☐	☐

1.3 Thomas Finne	☐	☐	☐	1.8 Craig Macnab	☐	☐	☐	2. To ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for our fiscal year ending December 31, 2010.	☐	☐	☐
1.4 Robert H. Gidel	☐	☐	☐	1.9 Scott D. Roulston	☐	☐	☐

1.5 Daniel B. Hurwitz	☐	☐	☐	1.10 Barry A. Sholem	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the
meeting.

Mark Here for Address Change or Comments SEE REVERSE	☐
Signature________________________________Signature________________________________Date

You can now access your Developers Diversified Realty Corporation account online.
Access your Developers Diversified Realty Corporation account online vie Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Developers Diversified Realty Corporation, now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends

•	View certificate history	•	Make address changes

•	View book-entry information	•	Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd
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Choose MLink® for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner.isd where step-by-step instructions will prompt you through enrollment.
▼    FOLD AND DETACH HERE    ▼

PROXY
DEVELOPERS DIVERSIFIED REALTY CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Joan U. Allgood, David J. Oakes and Tammy Battler, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all of the common shares of Developers Diversified Realty Corporation held of record by the undersigned on March 15, 2010, at the Annual Meeting of Shareholders to be held on May 11, 2010, or any adjournment thereof, with all of the powers the undersigned would possess if then and there personally present. Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement is hereby acknowledged.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3350
SOUTH HACKENSACK, NJ 07605-9250
(Continued and to be marked, dated and signed, on the other side)